Exhibit 10.20

EXECUTION COPY

THE HISTORIC SUGAR BUILDING

OFFICE LEASE

URBAN-153016th STREET, LLC,

a Delaware limited liability company

(as Landlord)

and

BEST OF 52, LLC,

a Delaware limited liability company

(as Tenant)

TABLE OF CONTENTS

Section 1	BASIC LEASE PROVISIONS	1

1.1	Effective Date	1
1.2	Landlord	1
1.3	Tenant	1
1.4	Premises	1
1.5	Building	1
1.6	Commencement Date	2
1.7	Rent Commencement Date	2
1.8	Expiration Date	2
1.9	Base Rent	2
1.10	Address for Rent Payments	3
1.11	Tenant’s Use	3
1.12	Tenant’s Pro Rata Share	3
1.13	Intentionally Omitted	3
1.14	Security Deposit	3
1.15	Tenant Finish Allowance	3
1.16	Term	3
1.17	Landlord’s Address for Notices	3
1.18	Tenant’s Address for Notices	4
1.19	Broker	4

Section 2	LEASE OF THE PREMISES	4

Section 3	COMMON AREAS	5

Section 4	TERM	6

4.1	General	6
4.2	Delivery Date	6
4.3	Options to Extend	6

Section 5	CONFIRMATION OF CERTAIN DATES	8

Section 6	DELIVERY DATE	8

6.1	Landlord’s Work	8
6.2	Signage	8

Section 7	RENT	8

7.1	Base Rent	8
7.2	Additional Rent	8
7.3	Operating Expenses.	9
7.4	No Set Off	14

(i)

Section 8	PERSONAL PROPERTY TAXES	14

Section 9	INSURANCE	14

9.1	Landlord’s Insurance	14
9.2	Tenant’s Insurance	14
9.3	Forms of the Policies	15
9.4	Waiver of Right of Recovery	15
9.5	Adequacy of Coverage	15

Section 10	LANDLORD’S SERVICES	16

10.1	Maintenance	16
10.2	Services	16
10.3	Tenant Purchases	16
10.4	Business Hours	17
10.5	Tenant’s Costs	17
10.6	Limitation on Liability	17

Section 11	USE OF PREMISES	18

11.1	General	18
11.2	Compliance With Law	18

Section 12	QUIET ENJOYMENT	19

Section 13	LETTER OF CREDIT	19

Section 14	EFFECT OF SALE	20

Section 15	ALTERATIONS.	20

15.1	Alterations	20
15.2	Notice	21
15.3	Freestanding Partitions	21
15.4	Remodeling by Landlord	21
15.5	Historic Building	22

Section 16	MAINTENANCE AND REPAIR OF THE PREMISES	22

Section 17	MECHANICS’ LIENS	22

Section 18	DAMAGE AND DESTRUCTION	23

18.1	Notice	23
18.2	Election to Terminate Lease	23
18.3	Election to Repair	23
18.4	Rent Abatement	24

Section 19	CONDEMNATION	24

Section 20	HAZARDOUS MATERIALS	24

Section 21	ENTRY BY LANDLORD	25

Section 22	SUBLETTING AND ASSIGNMENT	25

22.1	Landlord’s Consent Required	25
22.2	Permitted Transfer	26
22.3	Excess Rental	26
22.4	Procedure	26
22.5	Tenant’s Responsibilities	27
22.6	Consent Not Waiver	27
22.7	Approval of Documents	27
22.8	Binding Effect of Lease	27
22.9	Bankruptcy	27

Section 23	SUBORDINATION AND ATTORNMENT	28

23.1	Subordination	28
23.2	Mortgagee’s Right to Cure	28
23.3	Subordination Documents	28
23.4	Estoppel Documents	29
23.5	Attornment	29

Section 24	INDEMNIFICATION. WAIVER AND RELEASE	29

24.1	Tenant’s indemnification	29
24.2	Landlord’s Indemnification	30
24.3	Waiver and Release	30

Section 25	TENANT’S DEFAULT	31

25.1	Tenant’s Default	31
25.2	Landlord’s Remedies	32
25.3	Reentry	32
25.4	Certain Damages	33
25.5	Continuing Liability After Termination	33
25.6	Cumulative Remedies	34
25.7	Bankruptcy	34
25.8	Late Payment Charge	34
25.9	Waiver of Jury Trial	35

Section 26	LANDLORD’S DEFAULT	35

Section 27	SECURITY	35

Section 28	END OF LEASE	35

28.1	Vacating Premises	35
28.2	Abandoned Property	36
28.3	Holding Over	36
28.4	No Reinstatement	36

Section 29	MISCELLANEOUS	37

29.1	No Business Relationship	37
29.2	No Offset	37
29.3	Landlord’s Liability Limited	37
29.4	Consent	37
29.5	No Easements for View or Light	37
29.6	Intentionally Omitted	37
29.7	Rules and Regulations	37
29.8	Notice to Landlord	38
29.9	Landlord’s Modifications	38
29.10	Use of Name	38
29.11	No Recordation	38
29.12	Force Majeure	38
29.13	Joint and Several Liability	38
29.14	Landlord’s Designated Authority	38
29.15	Continuation or Obligations	38
29.16	No Waiver	39
29.17	Notices	39
29.18	No Merger	39
29.19	Time of the Essence	39
29.20	Construction	39
29.21	Financial Condition of Tenant	40
29.22	OFAC	40
29.23	Captions	40
29.24	Severability	40
29.25	Written Amendment Required	40
29.26	No Option	40
29.27	Authority	41
29.28	Governing Law	41
29.29	No Reliance	41
29.30	Entire Agreement	41
29.31	Attorneys’ Fees	41
29.32	,Binding Effect	41
29.33	Execution	41
29.34	Roof Rights	41
29.35	Telecommunications	42
29.36	Parking	42

EXHIBIT A	FLOOR PLATES
EXHIBIT B	TENANT FINISH WORK LETTER
EXHIBIT C	RULES AND REGULATIONS
EXHIBIT D	COMMENCEMENT DATE MEMORANDUM

EXHIBIT E	E FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
EXHIBIT F	FORM OF ESTOPPEL CERTIFICATE
EXHIBIT G	PARKING LICENSE AGREEMENT
EXHIBIT H	LANDLORD’S WORK
EXHIBIT I	LETTER OF CREDIT

v

THE HISTORIC SUGAR BUILDING

OFFICE LEASE

This Office Lease is made and shall be effective as of this 15 day of December, 2015, by and between URBAN-1530 16TH STREET, LLC, a Delaware limited liability company and BEST OF 52, LLC, a Delaware limited liability company.

Section 1 BASIC LEASE PROVISIONS

These terms are used in this Lease:

1.1 Effective Date: December 15, 2015

1.2 Landlord: URBAN-1 530 16TH STREET, LLC, a Delaware limited liability company

1.3 Tenant: BEST OF 52, LLC, a Delaware limited liability company

1.4 Premises: the space in the Building (defined in Section 1.5) comprised of (a) the 2nd, 4th and 6th floors in the Historic Sugar Building (the “Existing Premises”), and (b) the 1st, 2nd, 4th and basement floors in the Slot Building (defined in Section 1.5) and the basement of the Historic Sugar Building consisting of approximately 3,639 rentable square feet (the “Slot Building Premises”). The Existing Premises consist of 10,825 rentable square feet on each floor and 32,475 rentable square feet in total. The area of the Slot Building Premises is 12,240 rentable square feet comprised of 2,221 rentable square feet on each of the basement, 1st and 2nd floors, 1,938 rentable square feet on the 4th floor, all in the Slot Lot Building, and 3,639 rentable square feet in the basement of the Historic Sugar Building. The Existing Premises and Slot Building Premises are depicted on the floor plates depicted on Exhibit A. The “Premises” shall initially consist of the Existing Premises and, if and when delivered to Tenant pursuant to terms of this Lease, the Slot Building Premises. The areas of the Existing Premises are agreed and not subject to measurement. The areas of the Slot Building Premises will be based upon the construction drawings for them. However, at its cost, Tenant may, within 90 days after delivery of the Slot Building Premises, engage an architect approved by Landlord in its reasonable discretion to remeasure those areas according to the standards described in Section 2.1. If the remeasurement reveals a discrepancy, the amounts that vary by those areas (such as Base Rent, Tenant’s Pro Rata Share, and Tenant Finish Allowance) will be appropriately changed and any overpayment or underpayment will be refunded or paid, as appropriate.

1.5 Building: the land and building commonly known as the Historic Sugar Building, located at 1530 16th Street, Denver, Colorado consisting of 64,022 rentable square feet (the “Historic Sugar Building”) and, if and when the Slot Building Premises are delivered to Tenant, the to-be-built new adjoining building consisting of approximately 10,822 rentable square feet (the “Slot Lot Building”). The area of the Historic Sugar Building is agreed and not subject to measurement. The area of the Slot Lot Building will be based upon the construction drawings for it. However, at its cost, Tenant may, within 90 days after delivery of the Slot Lot Building, engage an architect approved by Landlord in its reasonable discretion to remeasure its area according to the standards described in Section 2.1. If the remeasurement reveals a discrepancy, the amounts that vary by its area (such as Tenant’s Pro Rata Share) will be appropriately changed.

1.6 Commencement Date: December 15, 2015.

1.7 Rent Commencement Date: (a) April 15, 2016 for the Existing Premises, and (b) for the Slot Building Premises, the earlier of (i) the 120th day after Landlord delivers exclusive possession of the Slot Building Premises (A) with the work described in Exhibit H (“Landlord’s Work”) substantially completed in accordance with the plans for the work as certified to Landlord and Tenant by Landlord’s architect with only punch-list items to be completed by Landlord which Landlord will complete promptly without unreasonable interference to Tenant’s Work by Landlord and (B) in condition sufficient to allow Tenant to begin Tenant’s Work in accordance with Exhibit B in the Slot Building Premises, or (ii) the date on which Tenant’s Work with respect to the Slot Building Premises is complete in substantial accordance with the plans and specifications, except for the requirement of minor completion items or corrective actions related, which may be necessary to achieve final completion of Tenant’s Work but that will not preclude Tenant from obtaining a certificate of occupancy for Tenant’s Work or preclude occupancy of the such portion of the Premises so delivered for Tenant’s Use. The Rent Commencement Date for the Existing Premises and the Slot Building Premises shall be extended day-for-day for delay in their respective deliveries caused solely by the act or omission of Landlord, an event subject to Section 18 or Section 19, or Rent Commencement Delays (as described on Exhibit B) Each Rent Commencement Date is further abated by the Abated Rent Period described in Section 1.9

1.8 Expiration Date: the last day of the 126th full calendar month after the Rent Commencement Date for the Existing Premises.

1.9 Base Rent:

(a) $27.00 per rentable square foot of the Premises beginning on the Rent Commencement Date for the Existing Premises. Base Rent will be increased on each anniversary of the Rent Commencement Date for the Existing Premises by $0.75 per rentable square foot of the Premises. Base Rent for each part of the Premises will be the Base Rent that is in effect at the time Base Rent begins for that part (subject to the abatement in Section 1.9(b)) as it may increase on each such anniversary.

(b) Base Rent and Additional Rent due for the first 180 days with respect to each portion of the Premises shall be abated (the “Abated Rent Period”); however, if for any day during the Abated Rent Period Tenant is entitled to have any Base Rent or Additional Rent for that day abated (in whole or in part) pursuant to any express provisions of the Lease, including, without limitation, under Sections 18 or 19 of this Lease, then (i) Tenant shall be entitled to apply the amount of such abatement to which it would have been entitled but for the Abated Rent Period to the next due payments of Base Rent and Additional Rent until said amount is fully exhausted and (ii) the Expiration Date will be extended for the number of days of such abated Base Rent or Additional Rent. If an Event of Default occurs, then any Base Rent and Additional Rent abatement (prorated on a per diem basis) applicable to any days during which such Event of Default continues shall be forfeited by Tenant until such default is cured, whereupon Tenant’s entitlement to the Base Rent and Additional Rent abatement shall resume for the then remaining balance of any periods to which the Base Rent and Additional Rent abatement applies. If at any time during the Term an Event of Default occurs, Tenant shall owe Landlord, as an element of its damages, in addition to all other amounts, the abated Base Rent and Additional Rent.

1.10 Address for Rent Payments:	Urban-1530 16th Street, LLC c/o Urban Villages, Inc. 1530 16th Street, 3rd Floor Denver, CO 80202 Attn: Accounting

1.11 Tenant’s Use: general, administrative and executive office uses, and for uses incidental to such purposes, and for no other purpose. Tenant shall be permitted to operate under the tradename Inspirato. Subject to Tenant’s prior written approval (which approval may be withheld in Tenant’s sole discretion), Landlord shall have the right to include Tenant’s name and tradename in any public relations, promotional or advertising materials or information.

1.12 Tenant’s Pro Rata Share: a fraction, the numerator of which is the total rentable area of the Premises then delivered to Tenant (and not surrendered pursuant to Section 4.2.2), and the denominator of which is the total floor area of the Building. Notwithstanding the foregoing, and solely in order to achieve a consistent, fair, and equitable allocation of Operating Expenses according to sound property management principles, (i) for the purpose of determining Tenant’s Pro Rata Share, Landlord may exclude from the total floor area of the Building those portions leased to or used by other parties who are not required to pay a full pro rata share of Operating Expenses, and Landlord shall also deduct from Operating Expenses all amounts received from such excluded parties, (ii) if an occupant of the Building directly pays for any items otherwise includable in Operating Expenses, then for purposes of calculating Tenant’s Pro Rata Share of such items of Operating Expenses, the floor area of such occupant shall be excluded from the total floor area of the Building (so that, for example, if an occupant directly pays for trash removal, then Tenant’s Pro Rata Share of trash removal expenses will be calculated without using the floor area of such occupant), and (iii) Landlord may determine separately and allocate items of Operating Expenses between different groups within the Building or retail areas of the Building in accordance with sound accounting and management principles, in which event Tenant’s Pro Rata Share for such items of Operating Expenses shall be based on the ratio that the floor area of the Premises then delivered to Tenant bears to the floor area of the areas for which Landlord separately determines and allocates such Operating Expenses.

1.13 Intentionally Omitted.

1.14 Security Deposit. the letter of credit described in Section 13.

1.15 Tenant Finish Allowance: $75.00 per rentable square foot of the Premises plus $25,000.00 (the “Doorway Allowance”) in consideration of Tenant making the doorway improvements described in Section 6.1.

1.16 Term: a period beginning on the Commencement Date and ending on the Expiration Date, unless sooner terminated or extended pursuant to Sections 1.9 or 4.3.

1.17 Landlord’s Address for Notices: With a copy at the same time to:	Urban-1530 16th Street, LLC 1530 16th Street, 3’[d] Floor Denver, CO 80202 Attn: Grant McCargo

1.18 Tenant’s Address for Notices With a copy at the same time to:

Mark A. Senn, Esq.

Senn Visciano Canges P.C.

1700 Lincoln Street, Suite 4500

Denver, CO 80203

BEST OF 52, LLC

c/o Inspirato

Attn: Ellis Rosenzweig, Senior Vice President — Legal & HR

1637 Wazee Street, Suite 400

Denver, CO 80202

Heather Boelens, Esq.

Bryan Cave LLP

1700 Lincoln Street, Suite 4100

Denver, CO 80203

1.19 Broker: Cushman & Wakefield of Colorado, Inc., on behalf of Landlord, and CBRE, Inc., on behalf of Tenant

Section 2 LEASE OF THE PREMISES

2.1 Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord in accordance with and subject to the provisions of this Lease. The Existing Premises and the Historic Sugar Building have been measured in accordance with the standards of the Building Owner’s and Manager’s Association Method of Measurement— 1996 (ANSI/BOMA — Z65.1-1996) and the measurements will be given to Tenant.

2.2 This Lease, as it relates to the Slot Lot Building only, is conditioned upon (i) Landlord’s receipt of all necessary governmental approvals and permits for the construction of the shell and core of the Slot Lot Building, and (ii) Landlord’s reasonable satisfaction that the Slot Lot Building can be constructed at aggregate hard and soft costs and leasing commissions no greater than $6,000,000.00 (the “Conditions”). The Conditions are made for Landlord’s benefit and may be waived by it. If Landlord provides Tenant written notice (accompanied by reasonable supporting documentation) on or before March 31, 2016 that the Conditions (or either of them) have not been satisfied or have not been waived by Landlord, Tenant may elect to terminate this Lease only with respect to the Slot Building Premises by providing written notice of such election to terminate to Landlord at any time before it receives a subsequent notice from Landlord of the satisfaction or waiver of the Conditions. If Tenant terminates this Lease in accordance with this Section 2.2, or if Landlord provides written notice to Tenant on or before March 31, 2016, that it will not proceed with the construction of the Slot Lot Building because the Conditions have not been met, (i) the parties’ obligations that expressly survive termination of this Lease with respect to the Slot Lot Building will end, and (ii) Landlord shall pay Tenant $250,000.00 on or before May 1, 2016, not as a penalty but as the negotiated good faith effort to liquidate in advance Tenant’s losses, liabilities and expenses occasioned by the termination of this Lease with respect to the Slot Lot Building; however this Lease shall survive with respect to the Existing Premises and the parties shall thereafter promptly enter into an amended and restated lease providing for the same.

Section 3 COMMON AREAS

Tenant shall have the non-exclusive right to use the areas and facilities outside the Premises and within the Building provided and designated by Landlord from time to time for the general use and convenience of tenants of the Building and their respective employees and invitees and invitees of Landlord (the “Common Areas”), including without limitation entrance lobby areas, corridors, stairways, elevators, sidewalks, throughways, roads and landscaped areas. Such Common Areas shall be subject to Landlord’s rights stated in this Section and in other portions of this Lease.

Landlord shall maintain the Common Areas in good condition at all times. Landlord shall have the right to:

(a) establish and enforce reasonable rules and regulations applicable to all tenants of the Building concerning the maintenance, management, use and operation of the Common Areas;

(b) upon prior, written notice to Tenant, close any of the Common Areas to whatever extent required in the opinion of Landlord’s counsel to prevent a dedication of any part of the Common Areas to public use or the accrual of any rights in any person or in the public to any part of the Common Areas, provided Tenant retains access to the Premises except during periods of repair or emergency;

(c) close temporarily any part of the Common Areas for maintenance, renovation or modification, provided Tenant retains access to the Premises except during periods of repair or emergency;

(d) make any reasonable changes to the Common Areas, including without limitation changes in their size, use, shape or nature or the location of facilities, driveways, entrances, exits, or the decor of entrances, entrance lobbies, corridors or other areas, provided Tenant retains access to the Premises except during periods of repair or emergency;

(e) temporarily permit or prohibit use of the Common Areas by any persons (including Tenant, its agents, employees, invitees or contractors) designated from time to time, specifically or generally, by Landlord so long as such prohibition in the case of Tenant does not adversely affect Tenant’s use and enjoyment of the Premises; and

(f) remove areas from designation as Common Areas, erect one or more buildings on such areas, expanding existing structures to cover such areas, or add other areas inside or outside the Building as Common Areas.

Except as expressly set forth in this Lease, no action by Landlord pursuant to this Section shall entitle Tenant to abatement of rent, constitute actual or constructive eviction of Tenant or otherwise give rise to any liability of Landlord to Tenant.

Section 4 TERM

4.1 General. The Term shall commence at 12:00 noon on the Commencement Date and unless terminated earlier shall terminate at 12:00 midnight on the Expiration Date.

4.2 Delivery Date.

4.2.1 Existing Premises. Landlord shall deliver exclusive possession of the Existing Premises to Tenant on the Commencement Date. If Landlord fails to deliver exclusive possession of all or any portion of the Existing Premises to Tenant on or before December 15, 2015, Tenant shall be entitled to day-for-day abatement of Base Rent and Additional Rent due with respect to the Existing Premises (in addition to the Base Rent and Additional Rent abatement pursuant to Section 1.9(b)) until Landlord delivers exclusive possession of the entirety of the Existing Premises to Tenant.

4.2.2 Slot Building Premises. Promptly after its receipt of all necessary approvals and permits described in Section 2.2(i), Landlord will begin construction of the Slot Lot Building and will diligently pursue construction to completion in accordance with Exhibit H. At Tenant’s request made no more than once every two weeks, Landlord will make itself and its general contractor available to Tenant to discuss the progress of construction. If, despite its diligence, the Slot Lot Building and Slot Building Premises are not substantially completed (as defined in Section 1.7) within two years after Landlord’s receipt of such approvals and permits, Tenant may, as its sole remedy, terminate this Lease as to any or all of (a) the Slot Lot Building, (b) the sixth floor of the Existing Premises, (c) the fourth floor of both of the Existing Premises and the Slot Building Premises, or (d) the first floor and basement of the Existing Premises and the first and second floors and basement of the Slot Building Premises. Tenant must exercise its termination right if at all by written notice given before the earlier of (A) substantial completion of Landlord’s Work, or (B) the third anniversary of Landlord’s receipt of such permits and approvals. The termination will be effective on a date selected by Tenant but no earlier than 180 days after its notice is received by Landlord. On the date selected by Tenant for termination, (I) Tenant will surrender the portions of the Premises as to which it has elected to terminate this Lease in accordance with Section 28 as though the termination date was the Expiration Date, (II) the obligations of Landlord and Tenant that have not accrued or do not survive this Lease by its terms or Law will end and Landlord and Tenant will have no other claims against each other, and (III) the provisions that vary by the area of the Premises (such as Base Rent and Tenant’s Pro Rata Share) will be appropriately adjusted.

4.3 Options to Extend

4.3.1 So long as there is no Event of Default either at the time of exercise of an extension option or at the time an Extension Period commences, Tenant will have the option to extend the Term for two additional periods of five years (each, an “Extension Period”) on the same terms, covenants, and conditions of this Lease, except that the Base Rent during the Extension Period will be determined pursuant to Section 4.3.2, and Landlord will not be obligated to pay for, or contribute to, the improvement of the Premises. Tenant will exercise its option (if at all) by giving Landlord irrevocable written notice (the “Option Notice”) at least 270 days but not more than 365 days prior to the expiration of the initial Term or the first Extension Period, as applicable.

4.3.2 The Base Rent for each Extension Period will be determined in this way:

4.3.2.1 Landlord and Tenant will have 60 days after Landlord receives the Option Notice within which to agree on the then-fair market rental value of the Premises, as defined in Section 4.3.2.2. If they agree on the Base Rent and the applicable Extension Period within 60 days, they will amend this Lease by stating the Base Rent for such Extension Period. Landlord and Tenant agree to use commercially reasonable efforts to reach agreement with respect to the then-fair market rental value of the Premises.

4.3.2.2 The “then-fair market rental value of the Premises” means (A) the Base Rent for office leases made in the Building with the six months preceding the date of the Option Notice, or (B) if no such leases have been made, what a landlord under no compulsion to lease the Premises and a tenant under no compulsion to lease the Premises would determine as rents for the applicable Extension Period, as of the commencement of such Extension Period, taking into consideration the uses permitted under this Lease, the quality, size, design, and location of the Premises, rent abatements, construction costs and other concessions given in connection with five year renewals, the manner, if any, in which the landlord is reimbursed for operating expenses and taxes, the rent for comparable premises in Lower Downtown Denver, and all other relevant factors.

4.3.2.3 If they are unable to agree on the Base Rent for the Extension Period within 60 days, then, the Base Rent for the Extension Period will be as determined in accordance with Sections 4.3.3 and 4.3.4.

4.3.3 Within 15 days after the expiration of the 60 day period, Landlord and Tenant will each (i) appoint a real estate broker with at least ten years’ full-time commercial brokerage experience in the area in which the Premises are located to determine the then-fair market rental value of the Premises, and (ii) deliver notice to the other identifying the broker selected. If either Landlord or Tenant does not appoint a broker within such 15 day period, the single broker appointed will be the sole broker and will determine the then-fair market rental value of the Premises. If two brokers are appointed, they will meet promptly and attempt to set the then-fair market rental value of the Premises. If they are unable to agree within 30 days after the second broker has been appointed, they will attempt to elect a third broker meeting the qualifications stated in this Section within ten days after the last day the two brokers are given to set the then-fair market rental value of the Premises. If they are unable to agree on the third broker, either Landlord or Tenant, by giving ten days’ prior notice to the other, can apply to the then-presiding judge of the District Court for the City and County of Denver for the selection of a third broker who meets the qualifications stated in this Section. Landlord and Tenant will each bear the cost of the broker appointed by it and 1/2 of the cost of appointing the third broker (and court costs, if any) and of paying the third broker’s fee. The brokers must be people who have not previously acted in any capacity for either Landlord or Tenant, or their respective affiliates.

4.3.4 Within 30 days after the selection of the third broker, a majority of the brokers will set the then-fair market rental value of the Premises. If a majority of the brokers are unable to set the then-fair market rental value of the Premises within 30 days after selection of the third broker, the third broker will select one of the then-fair market values of the Premises proposed by the other brokers and it will be the then-fair market rental value of the Premises.

Section 5 CONFIRMATION OF CERTAIN DATES

5.1 Within five days after its receipt of Landlord’s written request, Tenant shall give Landlord a “Commencement Date Memorandum” substantially in the form of Exhibit D.

5.2 The failure of Tenant to execute a Commencement Date Memorandum shall not affect any obligation of Tenant or the Commencement Date, the Rent Commencement Date, or the Expiration Date. If Tenant fails to execute and deliver such acknowledgments in the form proposed by Landlord, Landlord and any prospective purchaser or encumbrancers may conclusively presume and rely upon the statements set forth in the Commencement Date Memorandum.

Section 6 DELIVERY CONDITION

6.1 Landlord’s Work. Landlord shall deliver (a) the Existing Premises to Tenant in their “as is” condition, and (b) the Slot Building Premises to Tenant with all of Landlord’s Work having been substantially completed and Tenant will accept the Premises in such condition. Tenant’s commencement of Tenant’s Work in the Slot Building Premises shall be conclusive evidence that the Slot Building Premises were then in the condition agreed upon between Landlord and Tenant. In consideration of the Doorway Allowance, Tenant, at its sole cost and expense, shall make improvements to the 2nd floor Historic Sugar Building doorway to be as nearly as possible consistent with the quality and function of the existing 4th and 6th floor doorways. The improvements will be made as part of Tenant’s Work in the Existing Premises in accordance with plans and with material approved by Landlord in its reasonable discretion.

6.2 Signage. At its cost Landlord will provide Tenant with Building standard directory identity in the main lobby of the Building and at the entrance to the Premises. Any other signage shall be at the sole cost and expense of Tenant and subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord agrees to work in good faith with Tenant and with all governmental authorities to obtain any required approvals for exterior signage for Tenant on the Slot Lot Building, which exterior signage rights shall be an exclusive right of Tenant during the Term of the Lease and any Extension Period. The exterior signage will be consistent with the character of the Slot Lot Building.

Section 7 RENT

7.1 Base Rent. Base Rent for each part of the Premises shall be payable in monthly installments in advance commencing on the Rent Commencement Date for that part and continuing thereafter on the first day of each month during the Term. Base Rent for any partial month of the Term shall be prorated based on the actual number of days in such month, and shall be paid on or before the first day of the next month unless the partial month is the last month of the Term, in which event the prorated Base Rent will be paid in advance on the first day of the partial month.

7.2 Additional Rent. In addition to the Base Rent, upon each Rent Commencement Date, but subject to each Abated Rent Period and continuing thereafter throughout the Term, Tenant shall pay to Landlord as additional rent (“Additional Rent”) those sums denoted below as “Additional Rent”, in the amounts and at the times stated below, including but not limited to Tenant’s Pro Rata Share of Operating Expenses as set forth in Section 7.3.

7.3 Operating Expenses.

(a) Commencing on the Rent Commencement Date for the Existing Premises, Tenant agrees to pay to Landlord as Additional Rent, Tenant’s Pro Rata Share of Operating Expenses for each year, for any calendar year, or portion of a calendar year if the Term includes such portion. The Operating Expenses that vary with occupancy and that are attributable to any part of the Term in which less than 95% of the area of the Building is occupied by tenants will be adjusted by Landlord to the amount that Landlord reasonably believes they would have been if 95% of the area of the Building had been occupied.

(b)	In this Section 7.3(b):

(i)	“Actual Increase” means the amount by which Tenant’s Part increases from one year to the next.

(ii)	“Allowable Increase” for any year means the sum of (A) the Controllable Operating Expenses in the prior year multiplied by the sum of (i) 5% plus (ii) the CPI Adjustment, plus (B) the Carryforward.

(iii)

“Carryforward” means the amount (if any) by which the Allowable Increase exceeds the Actual Increase in each year. The Carryforward will be reduced by any portion of it that is used in the determination of the Allowable Increase.

(iv)

“CPI” means the Consumer Price Index for All Urban Consumers (CPI-U) for Denver-Boulder-Greeley, CO (1982-84 = 100), as published by the Bureau of Labor Statistics of the United States Department of Labor. If a substantial change is made in the CPI, or its publication is discontinued or changed in such a way as to prevent calculations pursuant to this Section, then the CPI will be adjusted to the figure that would have been used had the manner of computing the CPI in effect at the date of this Lease not been altered. If the CPI (or a successor or substitute index) is not available, a reliable governmental or other nonpartisan publication evaluating the information used in determining the CPI will be used. No adjustments will be made due to any revision that may be made in the CPI for any month.

(v)	“CPI Adjustment” means the percentage increase (if any) in the CPI published nearest before one CPI Adjustment Date from the CPI published nearest before the next CPI Adjustment Date.

(vi)	“CPI Adjustment Date” means the Commencement Date and each anniversary of the Commencement Date.

(vii)

“Controllable Operating Expenses” means all Operating Expenses other than real estate taxes and assessments, insurance, utilities, security, services subject to labor union contracts, capital expenditures that are allowed to be included in Operating Expenses, and the deductible on Landlord’s property insurance policy in the event of a matter subject to Section 18.

(viii)	“Tenant’s Part” means the cost of Controllable Operating Expenses per square foot of the Premises.

Tenant’s Part will not increase by more than the Allowable Increase from one year to the next. All years are calendar years and annualized in the case of partial calendar years.

7.3.1 Operating Expenses Inclusions. “Operating Expenses” means without limitation all reasonable costs incurred by Landlord in managing, operating, cleaning, equipping, protecting, lighting, heating, air-conditioning, repairing, replacing and maintaining all parts of the Building (regardless of whether such area is deemed to be a Common Area), including without limitation costs of electricity, natural gas, water, sewer, materials, supplies, janitorial and window cleaning services, rubbish removal, snow removal, landscaping, resurfacing, security, equipment (including elevator) inspection, repairs, maintenance, insurance premiums, including endorsements, and amounts paid for liability or casualty loss pursuant to commercially reasonable insurance deductible amounts (but Tenant shall have no interest in any insurance proceeds), reasonable employee wages and fringe benefit costs, a reasonable reserve for repair and replacement of personal property and equipment used in the management, operation and maintenance of the Building, administrative fees, all general and special real estate and ad valorem taxes and general and special assessments now or in the future levied by any governmental or quasi-governmental authority against the Building or personal property used in connection with the same, any tax or excise on rents, any tax or charge for governmental services (such as street maintenance and fire protection), fair rental value of rentable square footage on the Building used for management or operation of the Building by a third party or employees of Landlord, management, legal, accounting, engineering, inspection or consulting fees, and costs, including without limitation reasonable financing costs (amortized over the useful life in accordance with generally accepted accounting principles) of improvements to or structural modifications or repairs of any part of the Building to effect labor or utility cost savings (not to exceed such actual savings) or required after the Rent Commencement Date by any new, modified, or amended Laws enacted after the Effective Date, and any other reasonable cost considered an operating, maintenance or management expense of the Building pursuant to property management principles consistently applied, plus an administrative fee equal to 15% of all other Operating Expenses. Landlord shall be responsible for the operation, management, and maintenance of the Common Areas, the manner of maintenance and the expenditures to be in the sole discretion of Landlord, but to be generally in keeping with similar buildings within Lower Downtown Denver.

7.3.2 Operating Expenses Exclusions. Operating Expenses shall not include:

7.3.2.1 mortgage principal or interest;

7.3.2.2 ground lease payments;

7.3.2.3 loan prepayment penalties, premiums, fees or charges;

7.3.2.4 attorneys’ fees and disbursements, recording costs, mortgage recording taxes, title insurance premiums, title closer’s gratuity and other similar costs, incurred in connection with any mortgage financing or refinancing or execution, modification or extension of any ground lease;

7.3.2.5 attorneys’ fees and disbursements, brokerage commissions, transfer taxes, recording costs and taxes, title insurance premiums, title closer’s fees and gratuities and other similar costs incurred in connection with the sale or transfer of an interest in Landlord or the Building;

7.3.2.6 leasing commissions and other marketing and leasing costs;

7.3.2.7 costs of advertising space for lease in the Building;

7.3.2.8 legal fees incurred for negotiating leases or collecting rents;

7.3.2.9 fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants of the Building including, without limitation, legal fees and disbursements;

7.3.2.10 any costs actually reimbursed under the warranty of any general contractor, subcontractor, manufacturer, materialman, vendor, or supplier and realized by Landlord;

7.3.2.11 costs actually reimbursed by insurers or by governmental authorities in eminent domain proceedings and realized by Landlord;

7.3.2.12 costs for which Landlord is entitled to reimbursement therefor from any source, it being understood that any rent payments or other payments by tenants in the nature of additional rent shall not be deemed sources of reimbursement to Landlord for such costs;

7.3.2.13 the cost of excess or out of hours services payable by tenants under lease provisions to the effect of Section 10.3;

7.3.2.14 costs payable by tenants under lease provisions to the effect of Section 10.5;

7.3.2.15 the costs of special services, tenant improvements and concessions, repairs, maintenance items or utilities separately chargeable to, or specifically provided for, individual tenants of the Building, including, without limitation, the cost of preparing any space in the Building for occupancy by any tenant or for altering, renovating, repainting, decorating, planning and designing spaces for any tenant in the Building in connection with the renewal of its Lease or costs of preparing or renovating any vacant space for lease in the Building (including permit, license and inspection fees);

7.3.2.16 costs incurred by Landlord for the original construction and development of the Building and, except as expressly provided for in this Lease, for the completion of any work relating to a zoning condition or requirement of any governmental agency in connection with the original approval of the construction and development of the Building;

7.3.2.17 any and all capital expenditures except as expressly permitted in this Lease;

7.3.2.18 any depreciation and amortization of capital expenditures (except as expressly provided in this Lease);

7.3.2.19 the purchase price or rental of sculptures, paintings, and other works of art (but not the reasonable costs of maintaining the same);

7.3.2.20 general corporate overhead and administrative expenses of Landlord or its managing agent that are not directly related to the operation, management, or maintenance of the Building;

7.3.2.21 taxes based on net income;

7.3.2.22 any form of personal or business income tax payable by Landlord or its constituents in connection with the ownership, operation, or sale of the Building;

7.3.2.23 salaries and all other compensation (including fringe benefits and other direct and indirect personnel costs) of partners, officers and executives above the grade of asset manager or building manager of Landlord or the managing agent;

7.3.2.24 that portion of any costs or expenses that are paid to any entity affiliated with Landlord which amount to a kickback or commercially unreasonable charge in view of the services actually performed;

7.3.2.25 costs incurred as a result of Landlord’s breach of its obligations under this Lease;

7.3.2.26 costs (including costs, such as, but not limited to, attorneys’ fees and disbursements, associated with any court judgment or arbitration award obtained against Landlord) directly resulting from the willful misconduct of Landlord;

7.3.2.27 charitable or political contributions;

7.3.2.28 equipment rental charges, unless such rental charges are for equipment used for maintenance or operation of the Building;

7.3.2.29 compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or by the operator thereof (i.e., newsstands, food and beverage sellers); and

7.3.2.30 sums paid by Landlord for any indemnity, damages, fines, late charges, penalties or interest for any late payment or to correct violations of building codes or other applicable laws, Laws or ordinances applicable to the Building, except for expenditures for repairs, maintenance and replacement or other items that would otherwise reasonably constitute Operating Expenses.

Operating Expenses shall not include costs incurred by Landlord in providing services used exclusively by retail tenants of the Building. Any Operating Expenses incurred by both retail and office tenants of the Building shall be fairly and equitably allocated by Landlord.

7.3.3 Payment of Operating Expenses. In addition to Base Rent, Tenant shall pay to Landlord as Additional Rent, on the first day of each month during each calendar year of the Term, an amount equal to 1/12th of the amount estimated by Landlord to be Tenant’s Pro Rata Share of Operating Expenses for the calendar year. Upon Tenant’s written request, Landlord shall provide Tenant with an itemization of Landlord’s Operating Expense estimate. Such estimate and such payments are subject to revision in accordance with this Section 7.3. During April of each calendar year or as soon after April as practicable, Landlord shall give Tenant written notice of Landlord’s estimate of the amount of Tenant’s Pro Rata Share of Operating Expenses for the ensuing calendar year. On or before the first day of each month during the ensuing calendar year, Tenant shall pay to Landlord 1112th of such estimated amount; however, if such notice is not given in April, Tenant shall continue to pay on the basis of the prior year’s estimate, if any, until the first day of the month after the month in which such notice is given, and on such date Tenant shall commence to pay Tenant’s Pro Rata Share of Operating Expenses based on the new estimate and shall also pay to Landlord the difference between the new estimate and the amount payable to Landlord for the prior year’s estimate. If such difference is a negative amount, Landlord shall credit such amount to amounts due, or if none, to become due from Tenant. If at any time or times it appears to Landlord that the amount payable as Tenant’s Pro Rata Share of Operating Expenses for the current calendar year will vary from Landlord’s estimate by more than 2%, Landlord may, by written notice to Tenant but no more than once in a calendar year, revise Landlord’s estimate for such year, and subsequent payments by Tenant for such year shall be based upon Landlord’s revised estimate.

7.3.4 Reconciliation. On or before April 30th of each calendar year, or as soon after such date as practicable, Landlord shall deliver to Tenant a statement of the amount paid by Tenant as Tenant’s Pro Rata Share of Operating Expenses under Section 7.3.3, for the immediately preceding calendar year (the “Reconciliation Statement”) compared to actual Tenant’s Pro Rata Share of Operating Expenses incurred during such year. Such Reconciliation Statement will be certified by Landlord and shall be final and binding on Landlord and Tenant, except as set forth in Section 7.3.6. If such Reconciliation Statement shows an amount owing by Tenant that is less than the estimated payments previously made by Tenant for such calendar year, the excess shall be held by Landlord and credited against subsequent amounts due, or if none, to become due from Tenant; however, if the Term has ended and there was no Event of Default, Landlord shall refund the excess to Tenant within 60 days after the delivery of such Reconciliation Statement. If such Reconciliation Statement shows an amount owing by Tenant that is more than the estimated payments previously made by Tenant for such calendar year, Tenant shall pay the deficiency to Landlord within 30 days after the delivery of such Reconciliation Statement. This Section will survive this Lease.

7.3.5 [RESERVED].

7.3.6 Audit. So long as no Event of Default exists, and subject to the provisions in this Section, Tenant may review Landlord’s records of Operating Expenses in Denver, Colorado during Landlord’s normal business hours. Tenant shall, within 180 days of Landlord’s delivery of a Reconciliation Statement, provide written notice to Landlord of Tenant’s request for an audit of Operating Expenses. Landlord shall then provide Tenant with applicable supporting data for such Reconciliation Statement. Tenant acknowledges and agrees that any information reviewed under this Section constitutes confidential information and Tenant covenants not to disclose any such information whatsoever without the express, written consent of Landlord, except that Tenant may share such information with accountants, attorneys and other professionals bound by agreement or professional ethics to maintain the confidentiality of such information. Further, Tenant shall have the right, after written notice to Landlord, to disclose the fact of an audit and such minimum amount of detail necessary in a judicial action, required securities disclosure or governmental action. If the audit establishes that the Reconciliation Statement overstated the sums alleged to be due from Tenant by more than 5% of the sums actually due, then Landlord shall pay Tenant’s reasonable costs of the audit promptly upon receipt of supporting documentation and shall provide an amended Reconciliation Statement. If the sum due from Tenant on such amended Reconciliation Statement is less than zero, then Landlord shall credit all such overpayments by Tenant toward other sums due, or to become due under this Lease except at expiration, such overcharges shall be paid to Tenant within 30 days. If the audit establishes that the Reconciliation Statement did not overstate Tenant’s amounts due by more than 5%, then Tenant shall pay Landlord’s reasonable costs of such audit and forward any such amounts due promptly upon receipt of supporting documentation. The audit rights of Tenant may only be exercised once for each Reconciliation Statement. If Tenant fails to meet all of the above conditions as a prerequisite to the exercise of such right, the right of Tenant to audit pursuant to this Section shall be deemed waived. This Section shall survive the expiration or earlier termination of the Lease.

7.4 No Set Off. All Base Rent and Additional Rent shall be payable by Tenant to Landlord without notice, demand, set off, abatement or deduction of any kind (except as otherwise provided in this Lease) at the address set forth in Section 1.10 or such other place as Landlord may designate to Tenant in writing from time to time. Except as otherwise provided in this Lease, in no event shall the sum of Base Rent and Additional Rent payable for any calendar year be less than the Base Rent stated in Section 7.1.

Section 8 PERSONAL PROPERTY TAXES

All personal property located in the Premises or belonging to Tenant and located elsewhere (collectively, “Tenant’s Property”) shall be assessed and billed separately from Landlord’s real and personal property, and Tenant shall pay before delinquency all taxes and assessments levied on Tenant’s Property. If any of Tenant’s Property shall be assessed with Landlord’s property, Landlord may pay the taxes levied on the basis of such assessment (whether valid or not), and Tenant shall pay Landlord as Additional Rent such taxes attributable to Tenant’s Property within 30 days after receipt of an invoice and reasonable supporting documentation from Landlord.

Section 9 INSURANCE

9.1 Landlord’s Insurance. Landlord shall maintain during the Term: special form property insurance covering full replacement value of the shell and core of the Building, basic leasehold improvements in the Building (exclusive of Tenant’s Work) and the Building’s equipment and Common Area furnishings; commercial general liability insurance for the Building, including all Common Area; and may maintain such other insurance, in such amounts from such companies and on such terms and conditions as Landlord deems reasonably appropriate from time to time. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s Work, any personal property, furnishings or removable fittings, fixtures or equipment, or improvements installed with or without Landlord’s express consent, in, on or about the Premises, and Landlord shall have no liability for any damage to or loss of any such property or improvements.

9.2 Tenant’s Insurance. Upon the Commencement Date, and at all times thereafter until the Expiration Date, Tenant shall carry and maintain at Tenant’s expense the following insurance, in the amounts specified below or such other amounts as owners of properties comparable to the Building may from time to time reasonably request, with insurance companies and on standard industry forms satisfactory to Landlord:

(a) special form property insurance on all of Tenant’s Work and Tenant’s property in the Premises including without limitation all furniture, fixtures and personal property;

(b) commercial general liability insurance including protection against bodily injury, personal injury and property damage with a combined single occurrence limit of not less than $2,000,000; all such insurance shall include standard contractual liability coverage for the performance by Tenant of the indemnity agreements set forth in Section 24, as well as those set forth in Section 9.4; and

(c) worker’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of Colorado.

9.3 Forms of the Policies. All policies of liability insurance which Tenant is obligated to maintain according to this Lease (other than worker’s compensation insurance) (a) shall be written on an occurrence basis; and (b) shall name Landlord and such other persons or firms as Landlord specifies in writing to Tenant from time to time as additional insureds. Tenant will provide evidence of insurance and endorsement for additional insureds in the form of certificates of insurance, which shall provide that such policies may not be terminated or materially amended except after 30 days’ prior written notice to Landlord. All such policies shall be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry. Liability insurance required to be maintained by Tenant by Section 9.2 may be subject to a deductible of up to $10,000. If Tenant should fail to comply with the foregoing requirements relating to insurance, upon 5 business days’ notice and cure, Landlord may obtain such reasonable insurance and Tenant shall pay to Landlord within 10 days after demand as Additional Rent hereunder the premium cost thereof plus interest at the maximum contractual rate (but in no event to exceed 12% per annum) from the date of payment by Landlord until repaid by Tenant.

9.4 Waiver of Right of Recovery. Landlord and Tenant each hereby waives and releases its rights of recovery against the other for: (a) any loss or damage to its property capable of being insured against by special form insurance coverage whether carried or not; and (b) all loss, cost, damage or expense arising out of or due to any interruption of business and all increased or additional costs of business and other costs or expenses whether similar or dissimilar, regardless of the cause, which are capable of being insured against under business interruption insurance whether or not carried. Each party shall apply to its insurers to obtain such waivers and obtain any special endorsements, if required by its insurer, to evidence compliance with this provision at its own cost.

9.5 Adequacy of Coverage. Landlord, its agents and employees make no representation that the limits of liability and other insurance coverage specified to be carried by Tenant pursuant to this Section 9 are adequate to protect Tenant. If Tenant believes that any such insurance coverage is inadequate, Tenant shall obtain, at Tenant’s sole expense, such additional insurance coverage as Tenant deems adequate.

Section 10 LANDLORD’S SERVICES

10.1 Maintenance. Subject to Section 18, Landlord shall maintain in good order, repair and condition consistent with other comparable Class A historic buildings in the Lower Downtown Denver area, the exterior and structural parts of the Building, the roof and exterior widows of the Building, the Building standard mechanical, electrical, fire/life safety, HVAC, and plumbing systems and equipment, the Common Areas, and landscaped areas, paved areas and sidewalks at or serving the Building. Landlord shall repair any such damage caused by the negligence of Tenant and charge Tenant its cost to do so plus 15% of such cost. Tenant will pay the charge within 15 days after its receipt of a statement for it. If the Premises need repairs required to be made by Landlord, Tenant shall give prompt written notice to Landlord. Except for failure to respond to an emergency in a timely manner, Landlord shall not be responsible in any way for failure to make any such repairs until 30 days shall have elapsed after receipt by Landlord of such written notice without Landlord’s commencement of repairs and diligent pursuit of their completion; however, if Landlord has commenced any such repair within a reasonable time after Landlord’s receipt of any such notice and is diligently pursuing such repair, then the time for completion for such repair shall be reasonably extended. Despite any other provision of this Lease, if repairs that Landlord is obligated to make to the Premises are necessary in order to avoid or minimize personal injury or property damage in an emergency, Tenant will give telephonic notice to Landlord and, if Landlord does not immediately begin the repairs, Tenant may make the repairs and Landlord will reimburse the out-of-pocket cost incurred by Tenant plus 15% of that cost within 30 days after its receipt of a substantiated invoice.

10.2 Services. Landlord shall furnish the Premises with the following services, all in a manner commensurate with other comparable Class A historic buildings in the Lower Downtown Denver area: (a) electricity for lighting and the operation of low-wattage (500 watts or less) 110 volt single phase office machines not requiring self-contained HVAC units or other special ventilation or air conditioning (such as desktop computers, desktop calculators and typewriters), however, Landlord shall not be obligated to furnish more power to the Premises than is proportionally allocated to the Premises under the Building design; (b) heat and air conditioning reasonably required for the comfortable occupation of the Premises during Business Hours, but not to maintain comfort if Tenant exceeds a density of one person per 150 usable square feet in the Premises, if the Premises are extraordinarily heated or cooled by Tenant’s equipment or non-Building standard lights, or in the event of Tenant’s failure to comply with reasonable Building rules and Laws, including but not limited to rules and Laws concerning window coverings; (c) access and elevator service at all times, subject only to emergencies; (d) lighting replacement, but only for Building standard lights used during Business Hours; (e) restroom supplies; (f) window washing as often as may in Landlord’s judgment be reasonably required; (g) daily cleaning service on weekdays, excluding Holidays and weekends, in the manner that such services are customarily furnished in comparable Class A historic buildings in the Lower Downtown Denver area; (h) routine maintenance and repair in the Common Areas and maintenance and repair the Building’s structural components and the building systems as provided in this Lease; (i) extermination services as reasonably required; (j) access control system (including security card readers in the Building elevators) to control after-hours access into the Building and the Premises; and (k) sewer and wastewater services. Landlord will not provide any services to any patio constructed at the Premises.

10.3 Tenant Purchases. Tenant shall have the right to purchase for use during or outside of Business Hours the services described in Section 10.2, in excess of the amounts which Landlord has agreed to furnish, as long as (i) Tenant gives Landlord at least eight Business Hours’ prior notice of its desire to do so; (ii) the excess services are reasonably available to Landlord and to the Premises; and (iii) Tenant pays as Additional Rent, at the time the next payment of Base Rent is due, the amount for provision of such excess or out-of-hours service from time to time charged by Landlord, which shall not exceed Landlord’s good faith calculation of its actual cost without mark-up.

10.4 Business Hours. The term “Business Hours” means 7:00 a.m. to 6:00 p.m. on Monday through Friday, except Holidays. The term “Holidays” means New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and such other national holidays as may be established by the United States government.

10.5 Tenant’s Costs. Whenever equipment or lighting, other than Building standard lighting, used in the Premises by Tenant affects the temperature otherwise normally maintained by the design of the Building air conditioning system, Landlord shall have the right, after 10 days’ notice to Tenant (in which Tenant may change its equipment or lighting in order to eliminate the effect on the Building air conditioning system), to install supplementary air conditioning facilities in the Premises or otherwise modify the ventilating and air conditioning system serving the Premises, and the cost of such facilities and modifications plus 15% of such cost shall be paid to Landlord by Tenant as Additional Rent within 15 days after receipt of a written invoice. If Tenant installs lighting or equipment using power in excess of that furnished by Landlord pursuant to Section 10.2 as determined by Landlord in its reasonable judgment, Tenant shall pay as Additional Rent the cost of such excess power and the cost of installing any additional risers, meters or other facilities that may be necessary to furnish or measure such excess power to the Premises plus 15% of such cost. Landlord’s costs incurred on account of Tenant’s violation of the Rules and Regulations plus 15% of such cost shall be paid to Landlord by Tenant as Additional Rent upon demand.

10.6 Limitation on Liability

10.6.1 Services. Except at expressly set forth in this Lease, Landlord shall not be liable to Tenant or any other person or entity for direct or consequential damage or otherwise for any failure to supply, or for diminution of supply of any service Landlord has agreed to provide or supply under this Section or elsewhere in this Lease during any period when Landlord uses reasonable diligence to supply such service. Landlord reserves the right temporarily to discontinue or diminish such services or any of them at such times as may be necessary by reason of accident; repairs, alterations or improvements; strikes, lockouts or other labor disputes; conditions of supply and demand which make any product unavailable; Landlord’s compliance with any mandatory governmental energy conservation, or environmental protection program, or any voluntary governmental energy conservation or security program at the request of or with the consent or acquiescence of Tenant; or any happening beyond the reasonable control of Landlord.

10.6.2 Access. Landlord shall not be liable to Tenant or any other person or entity for direct or consequential damages or otherwise resulting from the admission to or exclusion from the Building or the Premises of any person. In the event of public disorder or other circumstances rendering such action advisable in Landlord’s sole judgment, Landlord shall have the right to prevent access to the Building temporarily, the Premises, or any other portion of the Building during the continuance of the same by such means as Landlord, in its reasonable judgment, may deem appropriate, including without limitation locking doors and closing Common Areas.

10.6.3 Construction Activities. Except as provided in Section 24.2, Landlord shall not be liable to Tenant or any other person or entity for direct or consequential damages or otherwise resulting from construction activities conducted in or about the Building, whether adjacent to Tenant or elsewhere in the Building, by Landlord, by other tenants or by other parties conducted in accordance with Landlord’s rules and Laws. Landlord shall enforce such rules and Laws in an equitable manner, as determined in Landlord’s reasonable discretion, and notwithstanding any interpretation of the foregoing.

10.6.4 Effect. Notwithstanding anything to the contrary set forth in this Lease, no failure or diminution of supply or services; permission, restriction or denial of reasonable access; or construction activities described in this Section shall in any way be construed as an actual or constructive eviction of Tenant, permit an abatement of Rent, operate to release Tenant from any of Tenant’s obligations under this Lease, or be deemed a breach of Tenant’s quiet enjoyment and possession of the Premises. Despite any contrary provision set forth in this Lease, if services are interrupted or there is no reasonable access to the Premises for five consecutive business days as a result of the act or omission of Landlord and part or all of the Premises are not tenantable as a result, Base Rent will abate from the fifth day until the resumption of such service or access, as the case may be, in the proportion that the Premises are rendered untenantable. Furthermore, if the interruption or absence, as the case may be, continues for 30 consecutive business days as a result of the act or omission of Landlord and the Premises are not tenantable as a result, then Tenant will have the right in lieu of any other rights or remedies it may have to terminate this Lease before the resumption of such service or access at any time after such 30 day period by written notice given to Landlord.

Section 11 USE OF PREMISES

11.1 General. The Premises shall be used for Tenant’s Use. Tenant shall not: do or permit to be done in or about the Premises, or bring to, keep or permit to be brought or kept in the Premises or the Building, anything which is prohibited by or which will in any way violate any law, statute, ordinance or governmental rule or regulation or which will cause an increase in the rates (unless such increase is paid by Tenant) or cancellation of any insurance policy covering the Building or the Premises; do or permit to be done in or about the Premises or elsewhere on the Building anything which will in any way obstruct or materially interfere with the rights of other tenants of the Building, or injure them; use or allow the Premises to be used for any unlawful purpose; cause, maintain or permit any nuisance in, on or about the Premises; or commit or permit to be committed any waste in, on or about the Premises. Furthermore, Tenant shall have no right to install or operate any equipment producing radio frequencies, electrical or electromagnetic output or other signals, noise, or emissions within or from the Building, without the prior written consent of Landlord. To the extent permitted by Law, Landlord reserves the right to restrict and control the use of such equipment.

11.2 Compliance With Law. Tenant, at its expense, will comply with all applicable governmental laws, orders and laws, with any direction of any public officer or officers according to law, and with any order of a court of competent jurisdiction now in effect or which may hereafter come into effect whether or not they reflect a change in policy during the Term from that now existing to the extent applicable to or arising from the operation of Tenant’s business and use of the Premises (the “Laws”); however, notwithstanding anything to the contrary in this Lease,

Tenant shall not be obligated to construct, install and make any improvements of any kind or nature which may be required from time to time by such applicable governmental laws, orders and Laws as a result of the use or occupancy of the Premises, except for those improvements to the Premises required due to Tenant’s specific use of the Premises (as opposed to use by tenants in general). Landlord shall promptly comply with all applicable governmental laws, orders and Laws (including, without limitation, the ADA) with any direction of any public officer or officers according to Law, and with any order of a court of competent jurisdiction, now in effect or which may hereafter come into effect whether or not they reflect a change in policy during the Term from that now existing or any part hereof, relating in any manner to the Building or the occupation of the Premises in general (as opposed to the specific use of the Premises by Tenant). Moreover, except for claims pursuant to Section 12, Tenant shall have no claim against Landlord by reason of any alterations Landlord is required to make in the Premises or the Building pursuant to the Laws or any charges imposed upon Tenant, Tenant’s customers or other invitees pursuant to the Laws.

Section 12 QUIET ENJOYMENT.

Landlord agrees to provide quiet enjoyment and possession of the Premises during the Term of this Lease as long as an Event of Default has not occurred and is continuing under the Lease.

Section 13 LETTER OF CREDIT.

On the Effective Date, Tenant shall deliver to Landlord a letter of credit in the amount of $1,360,000 (the “Initial Amount”) and in substantially the form of Exhibit I that can be presented for payment in Denver, Colorado and that is to be held as additional security for Tenant’ s faithful performance of this Lease. If Tenant does not terminate this Lease as to the Slot Lot Building pursuant to Section 2.2, Tenant will increase the amount of the letter of credit by $640,000 (the “Additional Amount”) to $2,000,000 within ten days after receipt of Landlord’s written request. Landlord shall not be obligated to apply the letter of credit to Base Rent or Additional Rent in arrears or damages for Tenant’s failure to perform the covenants, conditions, and agreements of this Lease; however, Landlord may so apply the letter of credit, at its option. Landlord’s right to bring a proceeding to recover or otherwise to obtain possession of the Premises before or after Landlord’s termination of this Lease for nonpayment of Base Rent or Additional Rent or for any other reason shall not in any event be affected by reason of the fact that Landlord holds the letter of credit. If Landlord repossesses the Premises because of an Event of Default, Landlord may apply the letter of credit to all damages and may retain the letter of credit to apply to such damages as may be suffered or shall accrue by reason of Tenant’s default. If any bankruptcy or debtor proceedings shall be instituted by or against Tenant, or its successors or assigns, the letter of credit shall be deemed to be applied first to the payment of any Base Rent or Additional Rent due Landlord for all periods prior to the institution of such proceedings, and the balance, if any, of the letter of credit may be retained by Landlord for disposition pursuant to the bankruptcy or debtor proceedings. If Landlord draws on the letter of credit in whole or in part, Tenant shall, within 15 days after demand by Landlord, deliver a replacement letter of credit to restore it to the full amount. So long as no Event of Default has occurred and is continuing on the last day of the 30th calendar month after the Rent Commencement Date for the Slot Building Premises, Landlord agrees to permit the Additional Amount to be reduced by $80,000. Thereafter, provided no Event of Default has occurred, Landlord agrees to permit the Additional Amount to be further reduced by $80,000 on each anniversary of the initial reduction; however, the Additional Amount shall never be reduced below $128,000. So long as no Event of Default has occurred and is continuing on the last day of the 30th calendar month after the Rent Commencement Date for the Existing Premises, Landlord agrees to permit the Initial Amount to be reduced by $170,000. Thereafter, provided no Event of Default has occurred, Landlord agrees to permit the Initial Amount to be further reduced by $170,000 on each anniversary of the initial reduction; however, the Initial Amount shall never be reduced below $272,000.

Section 14 EFFECT OF SALE

A sale, conveyance or assignment of the Building shall operate to release Landlord from liability from and after the effective date of such sale, conveyance or assignment upon all of the covenants, terms and conditions of this Lease, express or implied, except those liabilities which arose prior to such effective date, provided assignee assumes the Lease in writing. After such effective date, Tenant shall look solely to Landlord’s successor in interest in and to this Lease. This Lease shall not be affected by any such sale, conveyance or assignment; Tenant shall attorn to Landlord’s successor in interest to this Lease; and Landlord shall use commercially reasonable efforts to obtain from Landlord’s successor a specific assumption of Landlord’s interest in this Lease.

Section 15 ALTERATIONS.

15.1 Alterations(a) . (a) Tenant shall not make or allow to be made any alterations, additions or improvements to or of any part of the Premises or the Building or attach any fixtures, or equipment to the Premises other than typical office furnishings without first obtaining Landlord’s written consent which shall not be unreasonably withheld, conditioned or delayed; however, Tenant will not make any alterations, additions, or improvements that cover existing unpainted “historical” surfaces such as wood or brick without Landlord’s prior written approval which may be conditioned upon Tenant’s agreement to restore the surfaces at the end of the Term to their condition upon Landlord’s delivery.

(b) Tenant may make cosmetic alterations (such as painting or the installation of carpeting) that do not affect the structure or systems of the Building (the “Cosmetic Alterations”), and Landlord’s consent will not be required; however, Tenant will give Landlord at least ten days’ prior written notice of the beginning of Cosmetic Alterations and will coordinate its use of the Common Areas with Landlord so as to minimize interference with the Building’s other tenants or visitors. Tenant will not make any Cosmetic Alterations that cover existing unpainted “historical” surfaces such as wood or brick without Landlord’s prior written approval which may be conditioned upon Tenant’s agreement to restore the surfaces at the end of the Term to their condition upon Landlord’s delivery.

(c) All alterations, additions, improvements and attachments (other than Cosmetic Alterations) shall be performed by contractors approved by Landlord in writing at least ten days before the work is to begin (i) in a good and workmanlike manner according to Landlord’s standard rules and regulations for contractors; (ii) in compliance with plans approved by Landlord, not to be unreasonably withheld, conditioned or delayed, and, if required by Landlord, prepared by a licensed architect; and (iii) in compliance with all Regulations. Subject to Tenant’s rights in Section 15.3, all alterations, additions, fixtures and improvements attached to or otherwise forming part of the Premises shall immediately become Landlord’s property and at the end of the Term will remain on the Premises without compensation to Tenant, unless, at the time Tenant seeks Landlord’s consent to their installation, Landlord requires their removal at the end of the Term, in which event Tenant shall remove the same and restore the Premises to the condition existing without such alterations, additions, fixtures or improvements at Tenant’s expense. Alterations, additions and improvements shall be performed in a manner which shall not unreasonably interfere with, delay, or impose any additional expense upon Landlord in the maintenance, operation, or insurance of the Building or upon other tenants’ use of their premises. Tenant shall ensure that every contractor performing work in, on or about the Premises (I) shall carry and maintain, at contractor’s or Tenant’s expense, contractor’s liability insurance in respect of the work being performed and materials involved, commercial general liability insurance and worker’s compensation insurance in such amounts, with such companies, on such policy forms and with such named insureds and other endorsements as may be specified by Landlord from time to time in its reasonable discretion, (II) shall deliver to Landlord evidence of such insurance coverage reasonably satisfactory to Landlord prior to entering upon the Building, and (III) upon completion of the work, shall provide unconditional lien releases from all contractors, suppliers and others entitled to claim a lien against the Premises or Building. The provisions of this Section 15.1(c) shall not apply to Tenant’s Work.

15.2 Notice. At least 15 days prior to the commencement of any work of any kind whatsoever, including but not limited to any alterations, additions, improvements or installations in or to the Premises by or for Tenant, Tenant shall give Landlord written notice of the proposed work and the names and addresses of the persons supplying labor and materials for the proposed work. Landlord and any mortgagee of the Building shall have the right to post notices of non-responsibility or similar notices on the Premises in order to protect the Building against mechanic’s liens.

15.3 Freestanding Partitions. Tenant shall have the right to install and relocate freestanding workstation partitions in the Premises without Landlord’s prior written consent, if no building or other governmental permit is required for their installation or relocation; however, if a permit is required, Landlord shall not unreasonably withhold its consent to such relocation or installation. Tenant acknowledges that any installation or relocation of such partitions may affect the heating, cooling, power and lighting required by the Premises and any increased cost or additional charges attributable to such changes shall be payable by Tenant to Landlord as Additional Rent. The freestanding workstation partitions for which Tenant pays shall be part of Tenant’s trade fixtures for all purposes under this Lease.

15.4 Remodeling by Landlord. In the event that Landlord elects to remodel, expand or add additions to all or any portion of the Common Area or the Building, Tenant will reasonably cooperate with such remodeling (including the temporary removal of Tenant’s signs, if any, to facilitate such remodeling). In the event of a material remodeling of the Common Area made available to Tenant by Landlord, Landlord shall provide Tenant with written notice, prior to any such remodeling. Landlord will use commercially reasonable efforts to minimize interference with Tenant’s operations at the Premises, and access must remain available at all times except during emergencies.

15.5 Historic Building. Tenant acknowledges that the Building has qualified and been placed upon local and national registers of historical places and that renovation of the Building may qualify the Landlord for Historic Preservation Investment Tax Credits under the Internal Revenue Code. Tenant shall take no action or fail to take any action, including but not limited to completing Tenant’s Work, if applicable, as described in Exhibit B or making alterations to the Premises after the Commencement Date, regardless of whether Landlord has granted approval of such action or failure to act, which might make the Building or any portion of it ineligible for Historic Preservation Investment Tax Credits under the Internal Revenue Code, or violate provisions or guidelines of the local or national register of historical places. In addition to any other remedies that Landlord may have under this Lease, in an Event of Default, Landlord shall be entitled to immediate entry into the Premises without notice as if in an emergency under Section 21, in order to remediate Tenant’s action or failure to act, and any reasonable expenses associated with such remediation shall be paid by Tenant to Landlord as Additional Rent within 15 days after delivery to Tenant of a statement for such expenses.

Section 16 MAINTENANCE AND REPAIR OF THE PREMISES

Tenant agrees to keep the interior of the Premises in as good order, condition and repair and in as orderly a state as they were on the date the Premises, or portion thereof, were delivered to it, normal wear and tear, Landlord’s repair and maintenance obligations, and loss by fire or other casualty or ordinary wear excepted. Subject to Landlord’s obligation to make repairs in the event of certain casualties, as stated in Section 18, and subject to Landlord’s general maintenance and repair obligations under this Lease, Landlord shall have no obligation for the repair or replacement of any interior portion of the Premises which is damaged or wears out during the Term regardless of the cause, including but not limited to: carpeting; draperies; window coverings; wall coverings; painting; appliances; or any of Tenant’s property or improvements in the Premises. Subject to the provisions of Section 9.4, all damage or injury to the Premises or the Building or to the fixtures, appurtenances, or equipment thereof either which is caused by Tenant, its agents, employees or invitees, or dogs allowed in the Premises, or for which Landlord has not been and will not be reimbursed by insurance may (provided Landlord carried insurance required by this Lease), at Landlord’s option, be repaired, restored or replaced by Landlord at the expense of Tenant and such expense (including a reasonable percentage, not to exceed 15% of such expense for Landlord’s overhead) shall be paid by Tenant to Landlord as Additional Rent within 30 days after delivery to Tenant of a statement (with reasonable backup information) for such expense.

Section 17 MECHANICS’ LIENS

Tenant shall pay or cause to be paid all costs and charges for work done by Tenant or caused to be done by Tenant in or to the Premises, and for all materials furnished for or in connection with such work. Tenant shall indemnify Landlord against and hold Landlord, the Premises and the Building free, clear, and harmless from and against all mechanics’ liens and claims of liens and all other liabilities, liens, claims and demands on account of such work or materials by or on behalf of Tenant. If any such lien at any time is filed of record against the Premises or any part of the Building, Tenant shall cause such lien to be removed of record within 15 days after written notice of the filing of such lien, except that if Tenant desires to contest such lien without filing a bond and removing the lien of record in accordance with statute, it shall furnish Landlord for delivery to the court in which the claimant seeks to enforce its lien, within such 15 day period, security sufficient to cause the lien to be released of record. If a final judgment establishing the validity or existence of a lien for any amount is entered, Tenant shall pay and satisfy the same at once. If

Tenant fails to remove of record any such mechanics’ lien and has not given Landlord security as described above, Landlord may, at its option, pay such charge and related costs and interest in respect of such lien, and the amount so paid, together with reasonable attorneys’ fees incurred by Landlord in connection with such lien, shall be due from Tenant to Landlord as Additional Rent within 30 days after written notice. Nothing contained in this Lease shall be deemed the consent or agreement of Landlord to subject Landlord’s interest in the Building to liability under any mechanics’ or other lien law. If Tenant receives notice or otherwise becomes aware that a lien has been or is about to be filed against the Premises or the Building or any action affecting title to the Building has been or is about to be commenced on account of work done by or for or materials furnished to or for Tenant, it shall promptly give Landlord written notice of the same.

Section 18 DAMAGE AND DESTRUCTION

18.1 Notice. If the Premises or the Building are damaged by fire or other insured casualty (“Casualty”), Tenant shall give prompt written notice to Landlord of any damage caused to the Premises by such Casualty.

18.2 Election to Terminate Lease. If the Premises shall be damaged or destroyed by fire or other casualty insurable under special form property insurance and neither party elects to terminate this Lease as hereafter provided, Landlord shall proceed with reasonable diligence and at its sole cost and expense to rebuild and repair the Premises. If (a) the Building shall be damaged by a Casualty not covered by Landlord’s insurance (provided Landlord carries the insurance required by this Lease), or (b) 25% of the area of the Building or the Premises shall be destroyed or rendered untenantable or there is no reasonable access to the Premises, or (c) the holder of a mortgage, deed of trust or other lien on the Premises at the time of the Casualty elects, pursuant to such mortgage, deed of trust or other lien, to require the use of all or part of Landlord’s insurance proceeds in satisfaction of all or part of the indebtedness secured by the mortgage, deed of trust or other lien, then Landlord may elect either to terminate this Lease or to rebuild and repair the Premises. Landlord shall give written notice to Tenant of such election within 60 days after the occurrence of such Casualty. If Landlord elects to rebuild (x) its notice will include Landlord’s good faith estimate of the time needed to do so, and (y) if the circumstance described in Section 18.2(a) or (c) occurs, Landlord will give Tenant evidence confirming that Landlord has the financial resources needed to rebuild, and (z) it shall do so with reasonable diligence. If the estimated time needed to rebuild exceeds 180 days, or the circumstance in Section 18.2(b) occurs, or Landlord does not provide evidence of the financial resources, Tenant may terminate this Lease by notice to Landlord given within 15 days after Tenant’s receipt of the estimate. In the event that repair and rebuilding of any such damage or destruction is not substantially completed for any reason within the longer of 180 days after repair begins or the estimated period given to Tenant, then Tenant shall have the option to terminate this Lease effective immediately by providing written notice to Landlord on or before the 195th day after the repair begins.

18.3 Election to Repair. Landlord’s obligation to rebuild and repair under this Section shall in any event be limited to restoring the Premises to substantially the condition in which the same existed on the date the Premises, or any portion thereof, were delivered to Tenant, exclusive of any alterations, additions, improvements, fixtures and equipment installed by Tenant, including Tenant’s Work. Tenant agrees that promptly after completion of such work by Landlord, Tenant will proceed with reasonable diligence and at Tenant’s sole cost and expense to restore, repair and replace all alterations, additions, improvements, fixtures, signs and equipment installed by Tenant and all items of Tenant’s Work.

18.4 Rent Abatement. During the period from the occurrence of the Casualty until Landlord’s repairs are completed, the Base Rent shall be abated in equitable proportion to such effect on Tenant’s use of the Premises for its business for so long as such effect continues or this Lease terminates.

Section 19 CONDEMNATION

If all or substantially all of the Premises or any portion of the Building which shall render the Premises substantially unusable is taken by exercise of the power of condemnation or eminent domain, or conveyed by Landlord in lieu of such exercise, this Lease shall terminate on the day before (the “Condemnation Termination Date”) the earlier of the date upon which the condemning authority takes possession of the Premises or such portion of the Building, or the date on which title to the same is vested in the condemning authority. If more than 25% of the rentable area of the Premises is so taken, Tenant shall have the right to terminate this Lease by written notice to Landlord given within 20 days after the Condemnation Termination Date. If more than 25% of the Building, but not the Premises, is so taken, Landlord may terminate this Lease by written notice to Tenant given within 20 days after the Condemnation Termination Date. If this Lease is not terminated under this Section, any such taking shall be deemed to be a Casualty to be treated under the provisions of Section 18. In the event of any such taking, the entire award shall be paid to Landlord, and Tenant shall have no right or claim to any part of such award, including awards for the taking of Common Areas; and hereby assigns all such awards to Landlord; however, Tenant shall have the right to assert a claim against the condemning authority in a separate action, so long as Landlord’s award is not reduced by such claim, for (a) Tenant’s moving expenses; (b) leasehold improvements paid for by Tenant; and (c) Tenant’s leasehold estate. Tenant hereby expressly waives all claims against Landlord relating to a partial or total taking of Tenant’s leasehold estate by such condemning authority and all expenses and losses related thereto.

Section 20 HAZARDOUS MATERIALS

Tenant shall comply with all statutes, ordinances, rules, orders, Laws and requirements of the federal, state, county and municipal governments, and all departments thereof, relevant to the presence, storage, use, maintenance and removal of toxic, hazardous or contaminated substances (collectively, “Hazardous Material”) or wastes in, on, or about the Premises, to the extent delivered to Tenant, its agents, employees, or contractors at the Building or brought to the Building by Tenant or its agents, employees or contractors, which presence, storage, use, maintenance or removal is caused or permitted by Tenant, it being expressly understood that without Landlord’s prior written consent, in Landlord’s sole discretion, Landlord in no way consents to, approves of, or acquiesces in such presence, storage, use, maintenance or removal of any Hazardous Material in, on, or about the Premises and the Building; however, Tenant may store and use typical quantities of customary office cleaning products in the Premises. Throughout the Term, as well as in the performance of Tenant’s Work, Tenant shall take all steps necessary to remove and dispose of all Hazardous Material or wastes that are delivered to Tenant, its agents, employees, or contractors at the Building or brought to the Building by Tenant or its agents, employees or contractors in a safe, lawful, and appropriate manner. Tenant agrees to indemnify and forever hold harmless Landlord, its agents, successors, and assigns, and Landlord’s mortgagee(s), as their interests may appear, from all claims, losses, damages, expenses and costs, including, but not limited to, attorney’s fees and cleanup costs, incurred by reason of Tenant’s use, storage, maintenance or removal of Hazardous Material or wastes in, on, or about the Premises, or any part of the Building.

Section 21 ENTRY BY LANDLORD.

Landlord and its agents, employees and contractors may enter the Premises at any time in response to a bona fide emergency or at reasonable hours with at least 48 hours’ prior notice to (a) inspect the Premises, (b) exhibit the Premises to prospective purchasers or lenders, (c) determine whether Tenant is complying with all its obligations under this Lease, (d) supply cleaning service and any other service to be provided by Landlord to Tenant according to this Lease, (e) post notices of nonresponsibility or similar notices, (f) exhibit the Premises to prospective tenants during the last 6 months of the Term, or (g) make repairs required of Landlord under the terms of this Lease or repairs to any adjoining space or utility services or make repairs, alterations or improvements to any other portion of the Building; however all such work shall be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible. Landlord shall at all times have and retain a key with which to unlock all of the doors in, on or about the Premises, excluding Tenant’s vaults, safes and similar areas designated in writing by Tenant in advance. Landlord shall have the right to use any and all reasonable means which Landlord may deem necessary to open doors in and to the Premises in an emergency in order to obtain entry to the Premises. Except as otherwise expressly set forth in this Lease, any entry to the Premises obtained by Landlord by any means permitted under this Section and performance of the actions for which such entry is permitted shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from the Premises or any portion of the Premises, and Tenant shall not be entitled to damages or an abatement of Base Rent, Additional Rent or other charges which this Lease requires Tenant to pay. Tenant waives any claim against Landlord and its agents, employees and contractors for damages for any injury or inconvenience to or interference with Tenant’s business and any loss of occupancy or quiet enjoyment of the Premises occasioned by any such entry or actions, and any other loss or damage whatsoever occasioned by such entry in response to an emergency, except to the extent caused by the negligence or willful misconduct of Landlord.

Section 22 SUBLETTING AND ASSIGNMENT

22.1 Landlord’s Consent Required. Tenant shall neither sublet the Premises in whole or in part nor assign, sublet, mortgage, pledge, or encumber its interest in this Lease nor grant any license, concession, or other right of occupancy of any portion of the Premises without the prior written consent of Landlord. Landlord agrees that it will not unreasonably deny, delay or condition its consent; however, in determining whether or not to grant its consent, Landlord shall be entitled to take into consideration factors such as the reputation and the net worth or shareholder equity of the proposed transferee. Consent by Landlord to one or more assignments or sublettings shall not operate as a waiver of Landlord’s rights as to any subsequent assignments or sublettings.

22.2 Permitted Transfer. The consent of Landlord shall not be required for, and no recapture or termination right or profit sharing shall be triggered by, any sublease or assignment to any entity who assumes and agrees to perform Tenant’s obligations under this Lease and whose net worth or shareholder equity both before and after the Transfer is equal to or greater than the greater of Tenant’s net worth or shareholder equity reflected in its financial statements identified in Section 29.21 (i) into or with which Tenant or Tenant’s parent company is merged or consolidated, (ii) which acquires ownership interests in Tenant or Tenant’s parent company by way of sale, transfer or issuance of stock or other ownership interests, (iii) which acquires all or substantially all of Tenant’s or Tenant’s parent company’s assets by purchase, merger or other means, or (iv) controlled by, controlling or under common control with Tenant (in each case, a “Permitted Transfer”). Changes of ownership or control (direct or indirect) in Tenant (including through the sale of substantially all of its assets or through merger) shall not require the consent of Landlord hereunder or otherwise. Without limiting the generality of the foregoing, any changes of ownership (direct or indirect) in Tenant occurring through the “over the counter market” or nationally (domestic or foreign) recognized stock exchanges shall not require the consent of Landlord hereunder or otherwise.

22.3 Excess Rental. If Tenant receives from any person or entity any sum or sums as compensation or otherwise, whether periodic payment or lump sum, in connection with the assignment of an interest in this Lease or the subletting of all or any part of the Premises, whether as Base Rent, Additional Rent, assignment or subletting fee or incentive or otherwise (excluding Tenant’s costs of any such transaction, including concessions for improvements, brokers fees and other transactional costs, which will be amortized over the balance of the Term or sublease on a straight-line basis and deducted from payments made to Tenant before determining the amount due to Landlord), which sums in the aggregate are in excess of the Base Rent and Additional Rent payable under this Lease and Tenant’s documented reasonable subleasing or assignment costs satisfactorily proven to Landlord, Tenant shall pay to Landlord 50% of such excess amounts within 15 days after receipt. Furthermore, in any event of assignment or subletting, it is understood and agreed that 50% of rentals paid to Tenant by an assignee or a sublessee shall be received by Tenant in trust for Landlord, to be promptly forwarded to Landlord without offset or reduction of any kind; and upon election by Landlord, such rentals shall be paid directly to Landlord to be applied as a credit and offset to Tenant’s rental obligation.

22.4 Procedure

22.4.1 Tenant’s Notice. If Tenant desires to assign its interest in this Lease or sublet all or any part of the Premises to any party, Tenant shall notify Landlord in writing (“Tenant’s Notice”) specifying the proposed sublessee or assignee, the portion of the Premises affected and the terms and conditions of the proposed transaction and (except in the case of a Permitted Transfer), all in such detail as reasonably will enable Landlord to form the judgments contemplated in Section 22.1 and to determine the excess rental, if any, under Section 22.3.

22.4.2 Landlord’s Decision Period. Landlord shall have the right, within 30 days after receipt of Tenant’s Notice to (1) except in the event of a sublease of less than 25% of the area of the Premises for fewer than three years (including renewal or extension rights), sublet the applicable portion of the Premises or assign Tenant’s interest in this Lease on behalf of Tenant on substantially the same or better terms and conditions, but Landlord shall have no responsibility for subtenant’s or assignee’s performance of its obligations under the sublease or assignment; (2) except in the event of a sublease of less than 25% of the area of the Premises for fewer than three years (including renewal or extension rights), terminate this Lease as of any date within 90 days after its receipt of Tenant’s Notice, but if Landlord notifies Tenant of its election to so terminate, Tenant shall have 10 days after receipt of such notice in which to withdraw the Tenant’s Notice in which case such Tenant’s Notice shall be deemed not to have been given; or (3) consent or deny such sublease or assignment. Failure of Landlord to act in accordance with this Section 22.4.2 within such 30 day period shall be deemed Landlord’s denial of the sublease or assignment given on the last day of such period. If Tenant does not complete the sublease or assignment transaction on the terms and conditions described in Tenant’s Notice within 30 days after Landlord’s consent, such Tenant Notice and Landlord’s consent shall be deemed void, and a new action under this Section 22 shall be effected prior to any assignment or subletting.

22.4.3 No Partial Transfer. Any assignment otherwise permitted under this Section shall not be as to less than all of Tenant’s interest in this Lease without Landlord’s prior written consent which may be withheld at Landlord’s sole discretion.

22.5 Tenant’s Responsibilities. Tenant shall not be relieved in whole or in any part from any of its responsibilities or obligations to Landlord under this Lease by reason of any subletting or assignment by or on behalf of Tenant and shall continue to be the primary obligor under this Lease in respect of all of the Premises, even if future assignments and sublettings occur subsequent to the assignment or subletting by Tenant, and regardless of whether or not Landlord’s approval has been obtained for such future assignments or sublettings.

22.6 Consent Not Waiver. Landlord’s consent to any subletting or assignment under this Section shall not waive Landlord’s right to full compliance with this in respect of any other proposed subletting or assignment.

22.7 Approval of Documents. All documents used by Tenant in effecting or evidencing any subletting or assignment shall be prescribed by Landlord and if not prescribed by Landlord, subject to Landlord’s prior written approval not to be unreasonably withheld, conditioned or delayed. Tenant shall pay the reasonable fees of Landlord’s counsel for reviewing such documents but no more than 5% of the Base Rent due on account of the Existing Premises in the month of the Transfer in the case of an assignment.

22.8 Binding Effect of Lease. Any subtenant or assignee of any part of this Lease or the Premises shall be bound by and comply fully with all provisions of this Lease, including without limitation, the provisions of this Section in respect to any further assignment or subletting, and the documents referred to in Section 22.7 shall specify such obligation.

22.9 Bankruptcy. If a trustee in bankruptcy is entitled to assume control over Tenant’s rights under this Lease and assigns such rights to any third party, the Base Rent to be paid under this Lease by such party shall be increased to the then current Base Rent, if greater than the Base Rent then being paid for the Premises, which Landlord would charge for comparable space in the Building as of the date of such third party’s occupancy of the Premises.

Section 23 SUBORDINATION AND ATTORNMENT

23.1 Subordination. This Lease, at Landlord’s option, shall be subordinate to the lien (but not the terms and conditions) of any ground lease, mortgage or deed of trust existing now or after the date of this Lease placed upon all or any part of the Building (a “Superior Right”), including any amendment, modification, restatement, consolidation, replacement or extension of any such document, and to all advances made under any mortgage or deed of trust; provided, however, notwithstanding anything to the contrary set forth in this Lease, in no event shall Tenant be subordinate to the lien of a Superior Right nor shall Tenant be obligated to attorn to any holder thereof, unless and until such holder shall have agreed in writing, and shall be bound thereby, that Tenant will not be disturbed in the use or enjoyment of the Premises so long as it is not in default hereunder beyond any applicable notice and cure periods, and that this Lease shall remain in full force and effect, notwithstanding any default or foreclosure under any such mortgage or deed of trust. No documentation other than Landlord’s written election and this Lease shall be required to evidence such subordination. Tenant agrees that any mortgagee shall have the right at any time to subordinate its mortgage, deed of trust or other lien to this Lease; however, notwithstanding that this Lease may be superior to a mortgage, deed of trust or other lien, the mortgagee shall not be liable for prepaid rentals, security deposits and claims accruing during Landlord’s ownership unless received by such mortgagee; further provided that the provisions of a mortgage, deed of trust or other lien relative to the rights of the mortgagee with respect to proceeds arising from an eminent domain taking, including a voluntary conveyance by Landlord, and provisions relative to proceeds arising from insurance payable by reasons of damage to or destruction of the Premises shall be prior and superior to any contrary provisions contained in this instrument with respect to the payment or usage thereof. Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien hereafter placed upon the Premises or the Building, or the Building as a whole. Landlord shall deliver to Tenant, simultaneously with execution of this Lease, a Subordination, Attornment, and Non-Disturbance Agreement executed by Landlord and any holder of a Superior Right in substantially the form attached as Exhibit E. Landlord represents and warrants that, as of the Effective Date, no ground lease or other underlying superior leases, mortgage or deed of trust or similar liens or security interests, affect the Building or the real estate of which the Building forms a part, except for the deed of trust identified in the Subordination, Attornment, and Non-Disturbance Agreement executed of even date herewith.

23.2 Mortgagee’s Right to Cure. At any time when the holder of an outstanding mortgage, deed of trust or other lien covering Landlord’s interest in the Premises has given Tenant written notice of its interest in this Lease, Tenant may not exercise any remedies for default by Landlord hereunder unless and until the holder of the indebtedness secured by such mortgage, deed of trust or other lien shall have received written notice of such default and a reasonable time, not to exceed 30 days, shall thereafter have elapsed without the default having been cured.

23.3 Subordination Documents. In confirmation of such subordinate or superior position of this Lease, as the case may be, Tenant agrees to execute and deliver such documents as may be required by Landlord or its mortgagee to evidence the subordination of Tenant’s interest in this Lease and in the Premises to the interest created by any of the documents described in Section 23.1 or to evidence that this Lease is prior to the lien of any mortgage or deed of trust, as the case may be, so long as such documents are substantially in the form of the Subordination, Attornment, and Non-Disturbance Agreement attached as Exhibit E or such other commercially reasonable form as any successor to Landlord or its lender may request.

23.4 Estoppel Documents. Tenant agrees that it will from time to time within twenty (20) days after request by Landlord execute and deliver to Landlord a written statement addressed to Landlord or to a party designated by Landlord containing the information set forth in the form of Estoppel Certificate attached as Exhibit F or such other commercially reasonable form as any successor to Landlord or its lender may request.

23.5 Attornment. Tenant agrees to attorn to all successor owners of the Building, whether or not such ownership is acquired as a result of a sale, through foreclosure of a deed of trust or mortgage, or otherwise, and to execute and deliver such certificates, within twenty (20) days after request by Landlord, as may be requested from time to time by Landlord in the form attached hereto as Exhibit F or such other commercially reasonable form as any successor to Landlord or its lender may request. Tenant’s failure to execute and deliver such a certificate within 10 days after Landlord’s second written request to do so shall make it conclusively binding upon Tenant that as of such tenth day: (i) this Lease is in full force and effect, without modification except as may be represented by Landlord; (ii) there are no uncured defaults in Landlord’s performance; and (iii) not more than 1 month’s Rent has been paid in advance.

Section 24 INDEMNIFICATION. WAIVER AND RELEASE

24.1 Tenant’s indemnification. Tenant shall neither hold nor attempt to hold Landlord or its employees or agents liable for, and Tenant shall indemnify and hold harmless Landlord and its employees and agents from and against any and all demands, claims, causes of action, fines, penalties, actual damages (but specifically excluding consequential damages), liabilities, judgments and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with or arising from:

(a) The use or occupancy or manner of use or occupancy of the Premises by Tenant, any person claiming under Tenant, and any dog allowed in the Premises;

(b) Any activity, work or thing done, permitted or suffered by Tenant in or about the Premises or the Building;

(c) Any negligent act or omission (provided there was a duty to act) of Tenant or any person claiming under Tenant or any contractor, agent, employee, invitee or visitor of Tenant or of any such person (collectively “Tenant’s Persons”);

(d) Any breach, violation or nonperformance by Tenant or any of Tenant’s Persons of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; and

(e) Any injury or damage to the person, property or business of Tenant or any of Tenant’s Persons or any other person entering upon the Premises or the Building under the express or implied invitation of Tenant; except for any injury or damage to persons or property which is proximately caused by the willful misconduct or grossly negligent act or omission of Landlord or any of its employees.

If any action or proceeding is brought against Landlord or any of its employees by reason of any such claim for which Tenant has indemnified Landlord, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense with counsel reasonably satisfactory to Landlord.

24.2 Landlord’s Indemnification. Landlord shall neither hold nor attempt to hold Tenant or its employees or agents liable for, and Landlord shall indemnify and hold harmless Tenant and its employees and agents from and against any and all demands, claims, causes of action, fines, penalties, actual damages (but specifically excluding consequential damages), liabilities, judgments and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with or arising from:

(a) Any negligent act or omission (provided there was a duty to act) of Landlord or any person claiming under Landlord or any contractor, agent, employee, invitee or visitor of Landlord or of any such person (collectively “Landlord’s Persons”);

(b) Any breach, violation or nonperformance by Landlord or any of Landlord’s Persons of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; and

(c) Any injury or damage to the person, property or business of Landlord or any of Landlord’s Persons or any other person entering upon the Premises or the Building under the express or implied invitation of Landlord; except for any injury or damage to persons or property which is proximately caused by the willful misconduct or grossly negligent act or omission of Tenant or any of its employees.

If any action or proceeding is brought against Tenant or any of its employees by reason of any such claim for which Landlord has indemnified Tenant, Landlord, upon notice from Tenant, shall defend the same at Landlord’s expense with counsel reasonably satisfactory to Tenant.

Notwithstanding any provision of this Lease to the contrary, Landlord and Tenant agree that, with respect to each indemnity contained in this Lease, the indemnifying party shall not be required to indemnify the indemnified party for (a) such portion of any claim, cost, damage, expense, fee, liability, loss or suit which is attributable to the acts or omissions (including acts of negligence) of the indemnified party or its respective agents or employees, as applicable, or (b) the portion (if any) of any claim, cost, damage, expense, fee, liability, loss or suit for which the indemnified party is reimbursed by its insurance carrier(s) (or would have been reimbursed by its insurance carrier if the indemnified party had maintained the insurance required by this Lease) or any third party.

24.3 Waiver and Release. Subject to the provisions of Section 9.4, Tenant, as a material part of the consideration to Landlord for this Lease, waives and releases all claims against Landlord and its employees with respect to all matters for which Landlord has expressly disclaimed liability pursuant to the provisions of this Lease. Except for any tangible personal property damage or bodily injury outside the Premises which is caused by the willful misconduct or negligent act or omission of Landlord or its employees, but subject to Section 9.4, Tenant covenants and agrees that Landlord and its employees shall not at any time or to any extent whatsoever be liable, responsible or in any way accountable for any loss, injury, death or damage, including consequential damages, to persons, property or Tenant’s business occasioned by theft; act of God or public enemy; injunction; riot; strike or other labor disturbance; insurrection; war; court order; requisition; order of governmental body or authority; fire; explosion; falling objects; steam; water; rain; snow; ice; hail; wind; leak or flow of water or other liquid, including fluid from the elevator system, rain or snow from or into part of the Building or from the roof, street, subsurface or from any other place; dampness; breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures of the Building; construction, repair or alteration in or taking of the Building or the Premises any acts or omissions of any other tenant, occupant or visitor of the Building; or from any cause beyond Landlord’s reasonable control.

Section 25 TENANT’S DEFAULT

25.1 Tenant’s Default. “Event of Default” means:

25.1.1 Tenant fails in the due and punctual payment of Base Rent, Additional Rent or any other amount due under this Lease; however, not more than twice in any calendar year, Tenant may cure an Event of Default under this Section on or before the 5th business day after receipt of written notice of such default from Landlord. Except as so provided, if any amount owing under this Lease is not paid when due, an Event of Default shall have occurred and no notice or cure period shall be provided;

25.1.2 Except as provided in Section 22, this Lease or the estate of Tenant under this Lease is transferred to or passes to or devolves upon any other person or entity, or Tenant purports to assign any of its interest in this Lease or to sublet all or any part of the Premises;

25.1.3 Any interest in this Lease or any part of the Premises is taken upon execution or by other process of law directed against Tenant or is taken upon or subject to any attachment at the instance of any creditor of or claimant against Tenant and such attachment is not discharged or disposed of within 15 days after its levy or any lien is placed upon the Building as a result of the action or inaction of Tenant (except that a lien subject to Section 17 will not be an Event of Default so long as Tenant performs its obligations in that Section);

25.1.4 [RESERVED];

25.1.5 The filing of any petition or the commencement of any case or proceeding by or against Tenant as debtor under any provision or chapter of the Bankruptcy Code, or any other federal or state law relating to insolvency, bankruptcy or reorganization or the adjudication in any court that Tenant is insolvent or bankrupt or the entry of an order for relief under the Bankruptcy Code, unless such petition and all proceedings initiated by such petition are dismissed within 60 days after the date of such filing; the filing of an answer by Tenant admitting the material allegations of any such petition; or the appointment of or taking possession by a custodian, trustee or receiver for all or any assets of Tenant, unless such appointment is vacated or dismissed within 60 days after the date of such appointment;

25.1.6 The insolvency of Tenant or the execution by Tenant of an assignment for the benefit of creditors or the convening by Tenant of a meeting of substantially all or any class of its creditors for purposes of effecting a moratorium upon or extension or composition of its debts;

25.1.7 The admission in writing by Tenant, or any officer or director of Tenant, if Tenant is a corporation, manager, general partner, or other managing or executive officer if Tenant is some other form of entity, that such Tenant is unable to pay its debts as they become due;

25.1.8 Tenant fails to perform or comply with any of the other material agreements, terms, covenants or conditions which this Lease requires Tenant to perform or comply with, and such nonperformance or noncompliance continues for 30 days after written notice of such nonperformance by Landlord to Tenant or, if such performance or compliance cannot reasonably be accomplished within such 30 day period, Tenant does not in good faith commence such performance or compliance within such 30 day period and diligently proceed to compliance or performance.

25.2 Landlord’s Remedies. If any Event of Default occurs then Landlord shall have the right at its election:

25.2.1 to give Tenant written notice of Landlord’s intention to terminate this Lease on the earliest date permitted by law or on any later date specified in such notice, in which case Tenant’s right to possession of the Premises shall cease and this Lease shall terminate, except as to Tenant’s liability, as if the date of termination fixed in such notice were the end of the Term; or

25.2.2 without further demand or notice, to reenter and take possession of the Premises or any part of the Premises, repossess the same, expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, using such force for such purposes as may be necessary, without being liable for prosecution, without being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Base Rent, Additional Rent or any other amounts payable under this Lease or as a result of any preceding breach of any agreements, covenants or conditions in this Lease; or

25.2.3 without further demand or notice, to cure any Event of Default and to charge Tenant for the actual, reasonable cost of effecting such cure, including without limitation reasonable attorneys’ fees and interest on the amount so advanced at the rate stated in Section 25.8, but Landlord shall have no obligation to cure any such Event of Default.

25.3 Reentry. If Landlord elects to reenter as provided in Section 25.2.2 or takes possession pursuant to legal proceedings or pursuant to any notice provided by law, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part of the Premises in Landlord’s or Tenant’s name, but for the account of Tenant, for such term or terms, which may be greater or less than the then balance of the Term, and on such conditions and upon such other terms, which may include concessions of free rent, and alteration and repair of the Premises, as Landlord, in its reasonable discretion, may determine, and Landlord may collect and receive the rent. Landlord shall in no way be responsible or liable for any failure to relet the Premises or any part of the Premises, or for any failure to collect any rent due upon such reletting. No such reentry or taking possession of the Premises by Landlord may be construed as an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No notice from Landlord under this Section or under a forcible or unlawful entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such reentry or reletting to exercise its right to terminate this Lease by giving Tenant such written notice, in which event this Lease shall terminate as specified in such notice.

25.4 Certain Damages. If Landlord elects to take possession as provided in Section 25.2.2 hereinabove, Tenant shall pay to Landlord an amount equal to: (a) Base Rent, Additional Rent and other sums as provided in this Lease which would be payable under this Lease if such repossession had not occurred, less (b) the net proceeds (“Reletting Net Proceeds”), if any, of any reletting of the Premises after deducting all of Landlord’s reasonable expenses in connection with such reletting, including without limitation all repossession costs, brokerage commissions, reasonable attorneys’ fees, expenses of employees, alteration and repair costs and other expenses of preparation of the Premises for such reletting. If, in connection with any reletting, the new lease term extends beyond the existing Term, or the premises covered by such new lease include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection with such reletting as provided in this Section shall be made in determining the Reletting Net Proceeds, and any rent concessions shall be equally apportioned over the term of the new lease. Tenant shall pay such rent and other sums to Landlord monthly on the day on which the Base Rent would have been payable under this Lease if possession had not been retaken, and Landlord shall be entitled to receive such rent and other sums from Tenant on each such day.

25.5 Continuing Liability After Termination. If this Lease is terminated pursuant to the provisions of Section 25.2.1, Tenant shall remain liable to Landlord for damages in an amount equal to Base Rent, Additional Rent and other amounts which would have been owing by Tenant for the balance of the Term had this Lease not been terminated, less the Reletting Net Proceeds, if any. Landlord shall be entitled to collect such damages from Tenant monthly on the day on which Base Rent and other amounts would have been payable under this Lease if the Lease had not been terminated. Alternatively, at the option of Landlord, in the event this Lease is so terminated, Landlord shall be entitled to recover against Tenant as damages for loss of bargain, and not as a penalty the following amounts:

(a) the worth at the time of the award of the unpaid Base Rent and Additional Rent that had been earned at the time of termination;

(b) the worth at the time of the award of the amount by which the unpaid Base Rent and Additional Rent that would have been earned after termination until the time of the award exceeds the amount of the Base Rent and Additional Rent loss that Tenant proves could reasonably have been avoided; and

(c) the worth at the time of the award of the amount by which the unpaid Base Rent and Additional Rent for the balance of the Term after the award exceeds the amount of Base Rent and Additional Rent loss that Tenant proves could reasonably be avoided.

The “worth at the time of the award” of the amount referred to in clauses (A) and (B) is computed by allowing annual interest at the prime rate as published by the Wall Street Journal, or any successor thereto selected by Landlord (the “Prime Rate”) plus 2%. The “worth at the time of the award” of the amount referred to in clause (C) shall be computed by discounting such amount to present worth at a discount rate equal to the percentage point above the discount rate then in effect at the Federal Reserve Bank nearest to the location of the Building.

Notwithstanding anything to the contrary set forth in this Lease, Landlord shall have the obligation to mitigate its damages in connection with any Event of Default.

25.6 Cumulative Remedies. Suit or suits for recovery of the amounts and damages stated in Sections 25.4 and 25.5 may be brought by Landlord from time to time at Landlord’s election, and nothing in this Lease shall be deemed to require Landlord to await the date upon which the term would have expired had there occurred no Event of Default.

Each right and remedy provided for in this Lease is cumulative and is in addition to every other right or remedy provided for in this Lease or now or in the future existing at law or in equity, and the exercise or beginning of the exercise by either party of any one or more of such rights or remedies shall not preclude the simultaneous or later exercise by such party of any or all other such rights or remedies.

25.7 Bankruptcy. Nothing contained in this Section shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding an amount equal to the maximum allowed by any statute or rule of law governing such a proceeding and in effect at the time when such damages are to be proved, whether or not such amount be greater than, equal to or less than the amounts recoverable, either as damages or rent, referred to in any of the preceding subsections of this Section. Landlord and Tenant understand that contrary to certain provisions of this Lease, a trustee or debtor in possession under the Bankruptcy Code may have certain rights to assume or assign this Lease. Landlord and Tenant further understand that in any event Landlord is entitled under the Bankruptcy Code to Adequate Assurance of future performance of the terms and provisions of this Lease. For purposes of any such assumption or assignment, the term “Adequate Assurance” shall include at least the following:

25.7.1 In order to assure Landlord that the proposed assignee will have the resources with which to pay the rent and other sums required by this Lease, any proposed assignee must have demonstrated to Landlord’s reasonable satisfaction, a sufficient net worth, as defined in accordance with generally accepted accounting principles to perform Tenant’s obligations under this Lease after the assignment.

25.7.2 Any proposed assignee of this Lease and the principal owners of such assignee, must assume and agree to be personally bound by the terms, provisions and covenants of this Lease.

25.8 Late Payment Charge. Any rents or other amounts owing under this Lease which are not paid within 5 business days after the date they are due shall bear interest from the due date at the rate of 4 percentage points over the Prime Rate or the highest rate permitted by applicable usury law, whichever is lower, until paid. Further, Landlord and Tenant agree that in respect of each such late payment, Landlord will incur additional administrative expenses, the amount of which will be difficult if not impossible to determine. Accordingly, Tenant shall pay to Landlord in addition to interest, a one-time late charge for each such late payment in the amount of 5% of such payment. Landlord agrees to waive the late charge for one delinquent payment in any 12 month period.

25.9 Waiver of Jury Trial. Each party hereby waives, to the extent allowed by law, any and all rights to a trial by jury in suit or suits brought to enforce any provision of this Lease or arising out of or concerning the provisions of this Lease.

Section 26 LANDLORD’S DEFAULT

In the event of any alleged default on the part of Landlord, Tenant shall give written notice to Landlord and shall afford Landlord 30 days to cure any such default or if the nature of the default is such that it cannot be cured within 30 days, such longer period as may be reasonably necessary so long as Landlord begins the cure within such 30-day period and diligently pursues it to completion. Notice to Landlord or any such alleged default shall be ineffective unless a copy of such notice is simultaneously delivered to each holder of a mortgage or deed of trust affecting all or any portion of the Building (“Mortgagee”), but only if the name and address has been provided to Tenant in writing prior to the giving of Tenant’s notice under this Section. Tenant agrees to give all Mortgagees, in the manner provided in Section 29.17, at the address referred to herein, a copy of any notice of default given to Landlord, but only if the name and address has been provided to Tenant in writing prior to the giving of Tenant’s notice under this Section. Tenant further agrees that if Landlord shall have failed to cure such default or failed to have commenced to diligently cure such default within the time provided for in this Lease, then the Mortgagees shall have an additional 30 days within which to cure such default. If a material default or breach by Landlord of a material provision of this Lease is not cured within the time periods provided for in this Section, Tenant may terminate this Lease by written notice to Landlord within 15 days after the expiration of the last applicable cure period.

In no event will any party be responsible for any consequential damages incurred by the other party as a result of any default, including without limitation lost profits or interruption of business.

Section 27 SECURITY

Landlord shall not be obligated to provide police or security services or equipment of any kind to the Building. In the event that any such services or equipment are provided, Landlord shall not be responsible for any failure, inadequacy, or other consequences of the same.

Section 28 END OF LEASE.

28.1 Vacating Premises. Upon the expiration or other termination of the Term of this Lease, Tenant shall promptly quit and surrender to Landlord the Premises broom clean, in the condition required by this Lease, ordinary wear and tear, Landlord’s maintenance and repair obligations and loss by fire or other casualty excepted, and Tenant shall remove all of its movable furniture, trade fixtures and other personal property; however, “ordinary wear and tear” does not include any damage to the Premises (including without limitation their floors, carpeting or walls) caused by dogs that are allowed in the Premises and, at its cost, Tenant will repair, restore, or replace such damaged parts of the Premises. Tenant shall pay to Landlord within 30 days after demand (accompanied by copies of documentation reasonably substantiating the amounts claimed) the cost of repairing all damage to the Premises or Building caused by removal of any trade fixtures, equipment, furniture or personal property of Tenant or improvements. In the event Tenant fails to vacate the Premises on a timely basis as required, Tenant shall be responsible to Landlord for all loss of or liability to any successor tenant of the Premises and direct (but not consequential) costs incurred by Landlord as a result of such failure, including without limitation any amounts required to be paid to third parties who were to have occupied the Premises plus 15% of such cost. Tenant will not be obligated to remove any or all of Tenant’s Work (other than wiring or cabling which Tenant will remove) upon the expiration or other termination of the Term of this Lease.

28.2 Abandoned Property. All movable furniture, trade fixtures and other personal property of Tenant not removed from the Premises upon its vacation or abandonment or within 10 days after the expiration or termination of the Term of this Lease for any cause whatsoever shall conclusively be deemed to have been abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant or any other person and without obligation to account for such property, and Tenant shall pay Landlord within 30 days after demand (accompanied by copies of documentation reasonably substantiating the amounts claimed) all expenses incurred in connection with the disposition of such property, plus 15% of such expenses.

28.3 Holding Over. Tenant shall have no right to remain in possession of any part of the Premises after the end of the Term of this Lease. If, after the end of the Term, Tenant shall remain in possession of the Premises and continue to pay rent as provided in this Section, and Landlord shall accept such rent without any express written agreement as to such holding over, then such holding over shall be deemed a tenancy from month-to-month, subject to all the terms and conditions of this Lease on the part of Tenant to be observed and performed and at a monthly rent equal to 150% of the monthly installments of Base Rent (plus Additional Rent) paid by Tenant immediately prior to such expiration. All such rent shall be payable in advance on the same day of each calendar month as the Base Rent was payable. Such month-to-month tenancy may be terminated by either party upon 10 days’ notice prior to the end of any such monthly period. Landlord shall not be obligated to accept any rental tendered by Tenant after the end of the Term nor shall Tenant be relieved of its liability under Section 28.1 without the express written agreement of Landlord. Despite any other provision of this Section, unless Landlord gives Tenant written notice at least 90 days before the end of the Term that timely surrender of the Premises is necessary, Tenant will not be obligated to pay any consequential damages in addition to amounts due in this Section if it holds over for fewer than 90 days.

28.4 No Reinstatement. No payment of money by Tenant to Landlord after the termination or expiration of the Term of this Lease or after giving of any notice by Landlord to Tenant shall reinstate, continue or extend the Term of this Lease or affect any notice, other than a demand for payment of money, given to Tenant prior to the payment of such money. After the service of notice or the commencement of a suit or final judgment granting Landlord possession of the Premises, Landlord may receive and collect any rent or other sums of money due under this Lease or otherwise exercise Landlord’s rights and remedies under this Lease, and the payment of such sums of money, whether as rent or otherwise, shall not waive, suspend, revoke or nullify such notice or in any manner affect any pending suit or any judgment obtained.

Section 29 MISCELLANEOUS

29.1 No Business Relationship. Nothing in this Lease shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

29.2 No Offset. Tenant shall not for any reason withhold or reduce Tenant’s required payments of Rent and other charges provided in this Lease, it being agreed that the obligations of Landlord under this Lease are independent of Tenant’s obligations except as may be otherwise expressly provided. The immediately preceding sentence shall not be deemed to deny Tenant the ability of pursuing all rights granted it under this Lease or at law.

29.3 Landlord’s Liability Limited. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the interest of Landlord in the Building (including, without limitation, rents, income and profits derived therefrom); and Landlord’s officers, directors, shareholders, employees, and agents shall not be personally liable for any deficiency. This Section shall not be deemed to limit or deny any remedies which Tenant may have in the event of default by Landlord, which do not involve the personal liability of Landlord.

29.4 Consent. In all circumstances under this Lease where the prior consent of one party (the “Consenting Party”), whether it be Landlord or Tenant, is required before the other party (the “Requesting Party”) is authorized to take any particular type of action, unless otherwise expressly set forth in this Lease, such consent shall not be withheld in a wholly unreasonable and arbitrary manner; however, the Requesting Party agrees that its exclusive remedy if it believes that consent has been withheld improperly, including, but not limited to, consent required from Landlord pursuant to Section 22, shall be required to institute litigation either for a declaratory judgment or for a mandatory injunction requiring that such consent be given, with the Requesting Party hereby waiving any claim for damages, attorney’s fees or any other remedy unless the Consenting Party refuses to comply with a court order or judgment requiring it to grant its consent.

29.5 No Easements for View or Light. Tenant covenants and agrees that no diminution of light, air or view by any structure that may be erected, whether or not by Landlord, after the date of this Lease shall entitle Tenant to any reduction of rent or other charges under this Lease, result in any liability of Landlord to Tenant, or in any way affect this Lease or Tenant’s obligations under it.

29.6 Intentionally Omitted.

29.7 Rules and Regulations. The rules and regulations attached to this Lease as Exhibit C are made a part of this Lease. Landlord may amend, modify, delete or add new and additional rules and regulations of the use and care of the Premises and the Building, without materially diminishing Tenant’s use of the Premises or materially altering Tenant’s obligations under this Lease. Tenant agrees that Tenant, Tenant’s employees and agents and any others permitted by Tenant to occupy or enter the Premises shall at all times abide by such rules and regulations as have been given to Tenant in writing. In the event of a conflict between the rules and regulations and this Lease, this Lease shall control. Landlord agrees to promulgate or enforce the rules and regulations against tenants of the Building uniformly.

29.8 Notice to Landlord. Tenant shall notify Landlord or its representative promptly of any accidents or defects in, on or about the Premises or the Building of which Tenant becomes aware, including without limitation defects in pipes, electrical wiring, elevators and HVAC equipment, and of any matter or condition which may cause injury or damage to the Premises or the Building or to any person or property in, on or about any part of the Building.

29.9 Landlord’s Modifications. Landlord shall have the right at any time to change the name of the Building, to increase the size of the Building by adding additional real property, to construct other buildings or improvements, or to change the character of or to make alterations or additions to the Building. Landlord’s exercise of its rights under this Section shall not materially interfere with Tenant’s use of the Premises allocated to Tenant hereunder.

29.10 Use of Name. Tenant shall not use the name of the Building for any purpose other than as part of its business address.

29.11 No Recordation. Except as may be required by applicable law, Tenant shall not record this Lease or any memorandum or short form thereof.

29.12 Force Majeure. Landlord shall have no liability to Tenant, nor shall Tenant have any right to terminate this Lease or abate Base or Additional Rent, or assert a claim for partial or total actual or constructive eviction because of Landlord’s failure to perform any of its obligations under this Lease if the failure is due to reasons beyond Landlord’s reasonable control, including without limitation strikes or other labor difficulties; inability to obtain necessary governmental permits and approvals, including building permits or certificates of occupancy; unavailability or scarcity of materials; war, riot; civil insurrection; acts of terrorism; accidents; acts of God; or governmental preemption in connection with a national emergency. Tenant shall have no liability to Landlord because of Tenant’s failure to perform any of its obligations under this Lease if the failure is due to reasons beyond Tenant’s reasonable control, including without limitation strikes or other labor difficulties; inability to obtain necessary governmental permits and approvals, including building permits or certificates of occupancy; unavailability or scarcity of materials; war, riot; civil insurrection; acts of terrorism; accidents; acts of God; or governmental preemption in connection with a national emergency. However, Tenant’s obligation to pay Rent or other charges due under this Lease shall not be excused by any force majeure.

29.13 Joint and Several Liability. If either party is composed of more than one signatory to this Lease, each signatory shall be jointly and severally liable with each other signatory for payment and performance according to this Lease.

29.14 Landlord’s Designated Authority. Landlord may act in any manner provided for in this Lease by or through any one or more persons or entities it may designate from time to time by written notice to Tenant.

29.15 Continuation or Obligations. This Lease shall continue in effect after termination or expiration of the Term to the extent of any provisions which require observance or performance by Landlord or Tenant subsequent to such termination or expiration, i.e., the obligations of the parties shall survive the Expiration Date, and no liability of Landlord or Tenant which arose prior to such termination or expiration shall be extinguished by the same.

29.16 No Waiver. The waiver by Landlord or Tenant or failure by Landlord or Tenant to insist upon the strict performance of any agreement, condition or provision contained in this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition or provision contained in this Lease, nor shall any custom or practice which may arise between the parties in the administration of the terms of this Lease be construed to waive or to lessen the right of Landlord or Tenant to insist upon performance by Tenant or Landlord in strict accordance with the terms of this Lease. The subsequent acceptance of Base Rent or Additional Rent by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any agreement, condition or provision of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.

29.17 Notices. Except in the case of any action in unlawful detainer, where delivery shall be governed by applicable statute, all notices, demands or other communication in connection with this Lease shall be in writing and shall be deemed properly given and received (i) upon delivery, if delivered in person to Tenant’s Address for Notices in Section 1.18 with receipt acknowledged by the recipient thereof; (ii) one business day after having been deposited for overnight delivery with any reputable overnight courier service, (iii) three business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, or (iv) by electronic mail or telecopy, in which event it will be deemed received upon the sender’s receipt of evidence of successful transmission of the entire notice during normal business hours. Either Landlord or Tenant may add a reasonable number of additional addresses. Until notice in accordance with the foregoing, all notices, demands or other communications shall be sent to the addresses in Section 1. Notwithstanding the foregoing, Tenant shall provide Landlord with onsite contact for contacting Tenant at the Premises, and Landlord may make telephonic or electronic contact with such on-site person with regard to matters involving the day-to-day operations of the Building and enforcement of the rules and regulations referenced in Section 29.7 and such notice shall be valid under this Lease.

This Section shall not prohibit notice being given as provided in Rule 4 of the Colorado Rules of Civil Procedure as amended from time to time and such notice shall be valid under this Lease.

29.18 No Merger. The termination or mutual cancellation of this Lease shall not work a merger, and shall at the option of Landlord be exercised by notice to Tenant and all subtenants known to Landlord, prior to the 10th day after such termination or cancellation operate as an assignment to Landlord of any or all such subleases or subtenancies.

29.19 Time of the Essence. Time is of the essence of each and every provision of this Lease.

29.20 Construction. Landlord and Tenant acknowledge that each of them and their counsel have had an opportunity to review and discuss a draft of this Lease and that this Lease shall not be construed against Landlord merely because Landlord has prepared it.

29.21 Financial Condition of Tenant. Tenant represents and warrants that as of the date of Tenant’s execution and delivery of this Lease (i) the Consolidated Financial Statements and Independent Auditors’ Report dated December 31, 2014 and 2013, the Operational Balance Sheet for the Month Ended December 31, 2014, the Financial Statements as of December 31, 2014 and the Operational Balance Sheet for the Month Ended May 31, 2015, all of which have been furnished to Landlord pertaining to Tenant or any competent person or entity of Tenant fairly represents and accurately states in all material respects the subject person or entity’s financial condition as at the date or period referenced therein in accordance with generally accepted accounting principles consistently applied, and (ii) there has not been a material adverse change in its financial condition following the time covered in such reports, and (iii) neither Tenant nor any key employee of Tenant is a party to any suit, proceedings, legal investigation or other similar action (nor, to the best of Tenant’s knowledge, is any threatened) which if determined adversely to Tenant or the employee would materially adversely affect Tenant’s financial condition or Tenant’s business.

29.22 OFAC. Landlord and Tenant, respectively, represent to each other that neither it nor its affiliates, respective partners, members, shareholders, or other equity owners, and none of its employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business with under Laws of the Office of Foreign Assets Control (“OFAC”) of the United Stated Department of Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

29.23 Captions. The captions of the various Sections of this Lease are for convenience only and shall not be considered in the construction of the contents of any such Sections or subsections.

29.24 Severability. If any provision of this Lease proves to be illegal, invalid or unenforceable, the remainder of this Lease shall not be affected by such finding, and in lieu of such provision, a provision will be added as a part of this Lease as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

29.25 Written Amendment Required. No amendment, alteration or modification of or addition to this Lease shall be valid or binding unless expressed in writing and signed by Landlord and Tenant. If, as a result of a request made by a third party, either Landlord or Tenant requests an amendment, waiver, alteration or modification of this Lease from the other, the requester shall reimburse the other party’s costs (including attorneys’ fees) incurred in reviewing, drafting and negotiating the same.

29.26 No Option. Submission of this instrument for examination or signature by either party does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

29.27 Authority. Tenant and the party executing this Lease on behalf of Tenant represent and warrant to Landlord that such party is authorized to do so by requisite action of the board of directors, by the members or partners, as the case may be. Landlord and the party executing this Lease on behalf of Landlord represent and warrant to Tenant that such party is authorized to do so by requisite action of the board of directors, by the members or partners, as the case may be. Landlord represents and warrants that Landlord is the sole owner of fee simple title to the Building, subject only to existing easements, dedications, plats, liens, security interests, covenants, restrictions, declarations or other encumbrances of record, if any, and any leases, licenses and other written agreements with existing tenants and occupants, which may affect the Building or any portion thereof.

29.28 Governing Law. This Lease shall be governed by and construed pursuant to the laws of the State of Colorado.

29.29 No Reliance. TENANT HEREBY ACKNOWLEDGES THAT IT IS NOT RELYING UPON ANY BROCHURE, RENDERING, INFORMATION, REPRESENTATION OR PROMISE OF LANDLORD, OR OF THE AGENT OR COOPERATING AGENT, IF ANY, EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS LEASE.

29.30 Entire Agreement. This Lease and the Exhibits contain the entire agreement between Landlord and Tenant. No promises or representations, except as contained in this Lease, have been made to Tenant by any person respecting the condition of the Premises, or the manner of operating the Building, or otherwise.

29.31 Attorneys’ Fees. If Landlord and Tenant litigate any provision of this Lease or the entry into this Lease, or the subject matter of this Lease, the unsuccessful litigant will pay to the successful litigant all costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the successful litigant at trial and on any appeal. If, without fault, either Landlord or Tenant is made a party to any litigation instituted by or against the other, the other will indemnify the faultless one against all loss, liability, and expense, including reasonable attorneys’ fees and court costs, incurred by it in connection with such litigation.

29.32 ,Binding Effect. The covenants, conditions and agreements contained in this Lease will bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors and, except as otherwise provided in this Lease, permitted assigns.

29.33 Execution. This Lease may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Lease and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Lease and of signature pages by email or other electronic means shall constitute effective execution and delivery of this Lease as to the parties and may be used in lieu of the original Lease for all purposes. Signatures of the parties transmitted by email or other electronic means shall be deemed to be their original signatures for all purposes.

29.34 Roof Rights. Landlord agrees to accommodate a request by Tenant to install communications antennae and satellite equipment on the roof of the Historic Sugar Building solely for Tenant’s use in connection with its business conducted in the Premises and not for sale or use by third parties. Such accommodation by Landlord shall not involve that portion of the roof that is exclusively for the use of any third party tenant of the Historic Sugar Building and shall be further subject to all applicable laws, Laws and ordinances, the rights of other tenants of the Historic Sugar Building to install such equipment, and the obligation of Landlord to maintain the general appearance of the Historic Sugar Building. Tenant shall not be obligated to pay any additional rent for any such antennae or satellite equipment, but the cost of the installation and maintenance of any such antennae or satellite equipment shall be borne solely by Tenant. Landlord shall have the right to reasonably approve the equipment (and location thereof) and the means and manner of installation (and, in connection therewith, to insure that the same do not void any applicable roof warranties) and to require removal of the equipment and restoration of the applicable area of the roof at the end of the Term of the Lease.

29.35 Telecommunications. Tenant shall have the right to access and use the riser space of the Building for its telecommunications requirements, at no cost to Tenant during the Term and subject to Landlord’s reasonable requirements including without limitation removal at the end of the Term.

29.36 Parking. Subject to availability, and upon Tenant’s request, Landlord will use reasonable efforts to make available to Tenant during the Term of this Lease and any Extension Period, up to six unassigned garage parking permits to park automobiles (on an in-and-out basis) in the garage of the Sugarcube Building (the “Parking Permits”) at market rates then in-effect. Tenant’s Parking Permits to park automobiles in the garage shall be upon the terms and conditions set forth on Exhibit G. Tenant acknowledges that Landlord cannot guarantee the availability of the six Parking Permits and Landlord’s failure to deliver the same shall not constitute a default under this Lease.

Landlord and Tenant have executed and delivered this Lease as of the Effective Date.

LANDLORD URBAN-1530 16TH STREET, LLC, a Delaware limited liability company By: Graham West, LLC, its Manager By: Graham Management, Inc., its Manager	TENANT BEST OF 52, LLC, a Delaware limited liability company By: Inspirato LLC Its sole member

By: /s/ Stina A. Kayser Name: Stina A. Kayser Title: Secretary	By: /s/ Brent Handler Name: Brent Handler Title: CEO

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE is made August ______, 2016 between URBAN-1530 16th STREET, LLC, a Delaware limited liability company (“Landlord”) and BEST OF 52, LLC, a Delaware limited liability company (“Tenant”).

Landlord and Tenant entered into an Office Lease dated December ______, 2015 (the “Lease”). Landlord and Tenant wish to amend the Lease in certain ways. Accordingly, they agree:

1. Defined Terms; Recitals. Terms used but not defined in this First Amendment have their meanings in the Lease. The recitals are incorporated into this First Amendment as though set forth in full in it.

2. Amendment of Article 1(D) of Exhibit B. Article I(D) of Exhibit B is amended by deleting the existing paragraph in its entirety and replacing it with the following:

“D. If Tenant discovers Hazardous Materials in the Existing Premises and remediation is recommended or required due to the existence of such Hazardous Materials, Landlord will reimburse Tenant’s substantiated costs to do so in excess of $4.00 per rentable square foot of the Existing Premises (the “Remediation Allowance”) within 30 days after its receipt of an invoice from Tenant. For purposes of clarification, Landlord acknowledges that the costs of the abatement project completed in the sixth floor ceiling of the Existing Premises may be included in the Remediation Allowance.”

3. Miscellaneous. This First Amendment constitutes the entire understanding and agreement of Landlord and Tenant with respect to the matters covered by it and supersedes all prior agreements and understandings, written or oral, between Landlord and Tenant with respect to such matters. This First Amendment may not be modified or amended, nor may any term or provision be waived or discharged, except in writing signed by the party or parties against whom such amendment, modification, waiver, or discharge is sought to be enforced. The waiver by any party of any breach by another party of any provision of this First Amendment will not constitute or operate as a waiver of any other breach of such provision or of any other provision by such party, nor will any failure to enforce any provision operate as a waiver of such provision or any other provision. This First Amendment will be construed in accordance with, and be governed by, the laws of the State of Colorado. In the event of litigation arising out of this First Amendment, the prevailing party will be entitled to an award of reasonable attorneys’ fees and costs incurred in such litigation. This First Amendment may be executed in counterparts, in which case all such counterparts will constitute one and the same agreement; however, this First Amendment will not become binding upon any party unless and until executed (whether or not in counterpart) by all the parties. Telecopy or facsimile signatures by the parties will be regarded as valid and binding signatures of the parties. This First Amendment will benefit and be binding upon the parties to it and their respective heirs, representatives, successors and assigns.

Landlord and Tenant have executed this First Amendment to Office Lease as of its date.

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LANDLORD:
URBAN-1530 16th STREET, LLC, a Delaware limited liability company

By:	Graham West, LLC, its Manager

By:	Graham Management, Inc., its Manager

By:	/s/ Stina A. Kayser
Name:	Stina A. Kayser
Title:	Secretary

TENANT:
BEST OF 52, LLC, a Delaware limited liability company

By:	/s/ David S. Kallery
Name:	David S. Kallery
Title:	President

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SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE is made as of January 23, 2019 between URBAN-1530 16TH STREET, LLC, a Delaware limited liability company (“Landlord”), and BEST OF 52, LLC, a Delaware limited liability company, doing business as Inspirato (“Tenant”).

Landlord and Tenant entered into an Office Lease dated December 15, 2015, and a First Amendment to Office Lease dated August , 2016 (collectively, the “Lease”). Sections 1.15 and 6.1 of the Lease refer to a “Doorway Allowance” of $25,000.00 in consideration of Tenant improving the second floor doorway of the Historic Sugar Building. Landlord and Tenant have agreed to allocate that responsibility to Landlord and not to have the Doorway Allowance paid to Tenant. In addition, in the course of its improvement of the Existing Premises, Tenant incurred costs and delays in connection with compliance with Laws (including without limitation building codes) related to the fourth floor of the Existing Premises after Tenant removed the plaster ceiling in it. In consideration of these costs, Landlord and Tenant agree that Landlord will provide Tenant with an additional tenant finish allowance in the amount of $37,470.00. Accordingly, they agree:

1. Defined Terms; Recitals. Terms used but not defined in this Second Amendment have their meanings in the Lease. The recitals are incorporated into this Second Amendment as though set forth in full in it.

2. Amendment of Sections 1.15 and 6.1.

(a)	As of the date hereof, Section 1.15 of the Lease is amended to read:

1.15 Tenant Finish Allowance: $75.00 per rentable square foot of the Premises plus $37,470.00 in consideration of costs related to the fourth floor of the Existing Premises, in accordance with the requirement of Supporting Documentation as defined in Article IV of Exhibit B to the Lease.

(b)	As of the date hereof, Section 6.1 of the Lease is amended to read:

6.1 Landlord’s Work. Landlord shall deliver (a) the Existing Premises to Tenant in their “as is” condition, and (b) the Slot Building Premises to Tenant with all of Landlord’s Work having been substantially completed and Tenant will accept the Premises in such condition. Tenant’s commencement of Tenant’s Work in the Slot Building Premises shall be conclusive evidence that the Slot Building Premises were then in the condition agreed upon between Landlord and Tenant.

3. Modification of Certain Entryways. Promptly after its execution of this Second Amendment, Landlord at its cost (and no such cost shall be charged to Tenant or the Tenant Finish Allowance) will make improvements to the entry doorways to the Existing Premises (including, without limitation, installing fire-rated doors) on the second, fourth, and sixth floors of the Historic Sugar Building (the “Doorway Work”) substantially in accordance with the Historic Sugar Tenant Entries plans, dated November 16, 2018, prepared by Shears Adkins Rockmore, as they may be changed with the prior approval of Tenant (which approval shall not be unreasonably withheld) in order to obtain necessary permits for the Doorway Work from all applicable governmental authorities (the “Construction Drawings”). The most current version of the Construction Drawings has been made available to Tenant, and Landlord will promptly provide any revisions of the Construction Drawings to Tenant. The Doorway Work will be done in compliance with Laws (including without limitation all applicable building codes) and in accordance with applicable professional standards of skill and care and in a good and workmanlike manner, promptly and with all due diligence, and using commercially reasonable efforts to minimize disruption to Tenant and Tenant’s business operations in the Existing Premises (including, without limitation, protection and isolation of the Existing Premises). If Landlord desires to perform the Doorway Work during Business Hours, Landlord shall ensure that Tenant maintains ingress to and egress from the Existing Premises in accordance with applicable Laws. Landlord shall use commercially reasonable efforts to complete the Doorway Work on or before March 31, 2019.

4. Confirmation. Landlord and Tenant confirm the Lease as amended by this Second Amendment. Tenant acknowledges that, as of the date of this Amendment, Tenant has not delivered a notice of default to Landlord under the Lease. In consideration of the $37,470 tenant finish allowance granted to Tenant in this Second Amendment, Tenant waives and releases any known claims (such “known claims” being only such claims based on facts existing as of the date hereof and based on the current actual knowledge of Mark Sheldon without inquiry or investigation) against Landlord arising solely from any failure of the ceiling on the fourth floor (including the pre-existing plaster ceiling to the deck of the fifth floor) of the Existing Premises to be in compliance with Laws. In no event shall the foregoing waiver and release be deemed to constitute a waiver of any claims by Tenant relating to any other compliance with Laws issues in the Premises.

5. Letter of Credit. For the avoidance of doubt, so long as no (a) Event of Default then exists, and (b) no circumstance then exists that would be an Event of Default after the giving of notice or the passage of time, or both (of which Landlord has given Tenant notice or promptly does give Tenant notice) the Letter of Credit as it may have been reduced or applied according to the Lease (or proceeds thereof, without interest) shall be returned to Tenant within thirty (30) days after the expiration or sooner termination of the Lease, as amended. This obligation shall survive the expiration or sooner termination of the Lease.

6. Miscellaneous. This Second Amendment constitutes the entire understanding and agreement of Landlord and Tenant with respect to the matters covered by it and supersedes all prior agreements and understandings, written or oral, between Landlord and Tenant with respect to such matters. This Second Amendment may not be modified or amended, nor may any term or provision be waived or discharged, except in writing signed by the party or parties against whom such amendment, modification, waiver, or discharge is sought to be enforced. The waiver by any party of any breach by another party of any provision of this Second Amendment will not constitute or operate as a waiver of any other breach of such provision or of any other provision by such party, nor will any failure to enforce any provision operate as a waiver of such provision or any other provision. This Second Amendment will be construed in accordance with, and be governed by, the laws of the State of Colorado. In the event of litigation arising out of this Second Amendment, the prevailing party will be entitled to an award of reasonable attorney’s fees and costs incurred in such litigation. This second Amendment may be executed in

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counterparts, in which case all such counterparts will constitute one and the same agreement; however, this Second Amendment will not become binding upon any party unless and until executed (whether or not in counterpart) by all the parties. Telecopy or facsimile signatures by the parties will be regarded as valid and binding signatures of the parties. This Second Amendment will benefit and be binding upon the parties to it and their respective heirs, representatives, successors and assigns.

Landlord and Tenant have executed this Second Amendment to Office Lease as of its date.

LANDLORD URBAN-1530 16TH STREET, LLC, a Delaware limited liability company By: Graham West, LLC, its Manager By: Graham Management, Inc., its Manager	TENANT BEST OF 52, LLC, a Delaware limited liability company By: Inspirato LLC, its sole Member

By: /s/ Stina A. Kayser Name: Stina A. Kayser Title: Secretary	By: /s/ David S. Kallery Name: David S. Kallery Title: President

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THIRD AMENDMENT TO OFFICE LEASE

THIS THIRD AMENDMENT TO OFFICE LEASE (this “Third Amendment”) is made October 1, 2019, (the “Effective Date”) between URBAN-1530 16th STREET, LLC, a Delaware limited liability company (“Landlord”) and BEST OF 52, LLC, a Delaware limited liability company (“Tenant”).

Landlord and Tenant entered into an Office Lease dated December 15, 2015, as amended by that certain First Amendment to Office Lease dated in August of 2016 and that certain Second Amendment to Office Lease dated January 23, 2019 (collectively, the “Lease”). Landlord and Tenant wish to amend the Lease in certain ways. Accordingly, they agree as follows:

1. Defined Terms; Recitals. Terms used but not defined in this Third Amendment have their meanings in the Lease. The recitals are incorporated into this Third Amendment as though set forth in full in it.

2. Section 1.7, Rent Commencement Date, is amended by deleting the existing paragraph in its entirety and replacing it with the following:

“(a) April 15, 2016 for the Existing Premises, and (b) June 26, 2019 for the Slot Building Premises.”

3. Section 1.8. Expiration Date, is amended by deleting the existing paragraph in its entirety and replacing it with the following:

“October 31, 2026”

4. Section 1.18, Tenant’s Address for Notices, is amended by deleting the existing paragraph in its entirety and replacing it with the following:

BEST OF 52, LLC c/o: Inspirato LLC
Attn: Legal Department 1544 Wazee Street
Denver, CO 80202

5. Section 13, Letter of Credit, is amended by deleting the existing paragraph in its entirety and replacing it with the following:

“On the Effective Date.of the Third Amendment, Tenant shall deliver to Landlord a letter of credit in the amount of $1,830,000 (“Letter of Credit Amount”) and in substantially the form of Exhibit I that can be presented for payment in Denver, Colorado, or through facsimile, and that is to be held as additional security for Tenant’ s faithful performance of this Lease. Landlord shall not be obligated to apply the letter of credit to Base Rent or Additional Rent in arrears or damages for Tenant’s failure to perform the covenants, conditions, and agreements of this Lease; however, Landlord may so apply the letter of credit, at its option. Landlord’s right to bring a proceeding to recover or otherwise to obtain possession of the Premises before or after Landlord’s termination of this Lease for nonpayment of Base Rent or Additional Rent or for any other reason shall not in any event be affected by reason of the fact that Landlord holds the letter of credit. If Landlord repossesses the Premises because of an Event of Default, Landlord may apply the letter of credit to all damages and may retain the letter of credit to apply to such damages as may be suffered or shall accrue by reason of Tenant’s default. If any bankruptcy or debtor proceedings shall be instituted by or against Tenant, or its successors or assigns, the letter of credit shall be deemed to be applied first to the payment of any Base Rent or Additional Rent due Landlord for all periods prior to the institution of such proceedings, and the balance, if any, of the letter of credit may be retained by Landlord for disposition pursuant to the bankruptcy or debtor proceedings. If Landlord draws on the letter of credit in whole or in part, Tenant shall, within 15 days after demand by Landlord, deliver a replacement letter of credit to restore it to the full amount. So long as no Event of Default has occurred and is continuing on October 31, 2019, Landlord agrees to permit the Letter of Credit Amount to be reduced by $170,000.00. Thereafter, provided no Event of Default has occurred and is continuing, Landlord agrees to permit the Letter of Credit Amount to be further reduced by $250,000.00 on each anniversary of the initial reduction; however, the Letter of Credit Amount shall never be reduced below $400,000.00. For the avoidance of doubt, provided no Event of Default has occurred and is continuing on the respective reduction date set forth below, the Letter of Credit Amount shall be reduced pursuant to the following schedule:

On December 31, 2019, by $170,000.00, to a new total amount of $1,660,000.00

On December 31, 2020, by $250,000.00, to a new total amount of $1,410,000.00

On December 31, 2021, by $250,000.00, to a new total amount of $1,160,000.00

On December 31, 2022, by $250,000.00, to a new total amount of $910,000.00

On December 31, 2023, by $250,000.00, to a new total amount of $660,000.00

On December 31, 2024, by $250,000.00, to a new total amount of $410,000.00

On December 31, 2025, by $10,000.00, to a new total amount of $400,000.00

6. Exhibit 1 to Lease. Exhibit I attached to the Lease is hereby deleted in its entirety and replaced with Exhibit I attached to this Third Amendment.

7. Reimbursement Requirement. As consideration for the terms of this Third Amendment, Tenant agrees to pay $3600.00 in legal fees and expenses incurred by Landlord in connection with this Third Amendment (the “Amendment Expense”). Tenant will pay to Landlord the Amendment Expense within thirty (30) days after Tenant’s receipt of a written invoice from Landlord.

8. Miscellaneous. This Third Amendment constitutes the entire understanding and agreement of Landlord and Tenant with respect to the matters covered by it and supersedes all prior agreements and understandings, written or oral, between Landlord and Tenant with respect to such matters. This Third Amendment may not be modified or amended, nor may any term or provision be waived or discharged, except in writing signed by the party or parties against whom such amendment, modification, waiver, or discharge is sought to be enforced. The waiver by any party of any breach by another party of any provision of this Third Amendment will not constitute or operate as a waiver of any other breach of such provision or of any other provision by such party, nor will any failure to enforce any provision operate as a waiver of such provision or any other provision. This Third Amendment will be construed in accordance with, and be governed by, the laws of the State of Colorado. In the event of litigation arising out of this Third Amendment, the prevailing party will be entitled to an award of reasonable attorneys’ fees and costs incurred in such litigation. This Third Amendment may be executed in counterparts, in which case all such counterparts will constitute one and the same agreement; however, this Third Amendment will not become binding upon any party unless and until executed (whether or not in counterpart) by all the parties. Telecopy or facsimile signatures by the parties will be regarded as valid and binding signatures of the parties. This Third Amendment will benefit and be binding upon the parties to it and their respective heirs, representatives, successors and assigns.

Landlord and Tenant have executed this Third Amendment to Office Lease as of the Effective Date

LANDLORD URBAN-1530 16TH STREET, LLC, a Delaware limited liability company By: Graham West, LLC, its Manager By: Graham Management, Inc., its Manager	TENANT BEST OF 52, LLC, a Delaware limited liability company By: Inspirato LLC, its sole Member

By: /s/ Stina A. Kayser Name: Stina A. Kayser Title: Secretary	By: /s/ Kasey K. Johnson Name: Kasey K. Johnson Title: Vice President Legal